Form 10KSB40, Exhibit 13
period 1995-12-31
FIRST JERMYN CORP
filed 1996-03-29
CIK 741562

                           [THE FIRST OF JERMYN LOGO]

                               1995 ANNUAL REPORT
                       THE FIRST NATIONAL BANK OF JERMYN


                      Subsidiary of The First Jermyn Corp.

TABLE OF CONTENTS

         Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Letter from the President  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Financial Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . .   9

         CONSOLIDATED FINANCIALSTATEMENTS:
         Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Consolidated Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Consolidated Statements of Changes in Shareholders' Equity . . . . . . . . . . . . . . . . . . . .  21
         Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         A copy of the First Jermyn Corp. 10-K without exhibits may be obtained without charge by writing to:
         Martha Myshak, Treasurer - The First Jermyn Corp. - 645 Washington Avenue - Jermyn, PA 18433

ANNUAL REPORT 1995

[THE FIRST OF JERMYN LOGO]

FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS
(Dollars In Thousands, Except Share Data)

         FOR THE YEAR                                                                            1995           1994           1993
Total interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $ 21,492       $ 18,103       $ 17,401
Total interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                10,282          7,197          7,127
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                11,210         10,906         10,274
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . .                   365            454          1,403
Non-interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   582            577            500
Non-interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 6,804          6,726          6,284
Federal income tax provision  . . . . . . . . . . . . . . . . . . . . . . . . .                 1,369          1,366            927
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 3,254          2,937          2,160
Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 1,018            930            885

         AT YEAR END

Assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $309,986       $278,015       $263,427
Loans, gross  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               174,470        168,808        163,585
Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . .                 3,015          2,835          2,849
Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               114,898         92,464         83,307
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               281,298        250,842        239,007
Shareholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                26,209         23,164         22,506

         SHARE DATA

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $   3.68       $   3.32       $   2.44
Cash dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1.15           1.05           1.00
Book value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 29.63          26.18          25.44
Number of shares outstanding, net . . . . . . . . . . . . . . . . . . . . . . .               884,680        884,680        884,680

          SELECTED RATIOS
Return on assets (net income divided by average total assets) . . . . . . . . .                 1.12%          1.10%          0.85%
Return on equity (net income divided by average equity) . . . . . . . . . . . .                13.20%         12.83%          9.90%
Common stock dividend payout rate (dividends declared divided by net income)  .                31.28%         31.66%         40.97%
Equity to assets ratio (average equity divided by average total assets) . . . .                 8.48%          8.56%          8.62%
Leverage Ratio (shareholders' equity divided by average total assets) . . . . .                 9.02%          8.66%          8.90%
Risk-Based Capital Ratio, Tier I  . . . . . . . . . . . . . . . . . . . . . . .                16.54%         16.08%         15.18%
Risk-Based Capital Ratio, Total . . . . . . . . . . . . . . . . . . . . . . . .                17.79%         17.34%         16.43%

[FIRST OF JERMYN LOGO]


                                                       LETTER FROM THE PRESIDENT

Dear Shareholders:

It is with great pride that we share the operating results of The First Jermyn Corporation and its wholly owned subsidiary, The First National Bank of Jermyn, for the year 1995.

What a year! A new office, renovations to existing offices, and the best performing year First of Jermyn ever had.

On December 11, 1995, a new chapter in our history began with the opening of our fifth location, known as the Liberty Office, located in Carbondale. After extensive evaluations, we determined that a real need existed for the values and integrity of community banking in the Carbondale area. Our response was the establishment of this new office.

After months of planning, the physical renovations of our Liberty Office began. By the time of our "Open House," the building had been completely refurbished. The office features seven teller windows, three drive up windows, a drive up automatic teller machine, a walk up window, convenient customer parking and a new time and temperature sign. Since the "Grand Opening," the acceptance of our Liberty Office has been tremendous. We are thrilled with its performance, it surpassed all the goals that had been established.

We also completed major renovations to our Jermyn and Jessup offices. The exteriors of both locations were completely cleaned and painted, in addition to a wide array of other improvements. These efforts resulted in our Jermyn Office receiving the Scranton Chamber of Commerce's Pride and Progress Award.

Of course none of these events would be possible without a solid financial performance, and 1995 was the most successful year in First of Jermyn's history. The net income amounted to $3,254,000, an increase of $317,000, and a 10.8% increase over the prior year's earnings. This increased our return on assets to 1.12% for the year 1995. Return on equity amounted to 13.20%, an increase of 3% over the previous year's return on equity.

The total assets of the Bank increased to $309,986,000 at year end 1995, an increase of $31,971,000 and a 11.50% increase over the prior year's total assets of $278,015,000. The deposits increased to $281,298,000 at year end 1995, an increase of $30,456,000 and a 12.14% increase over the prior year's total deposits of $250,842,000. Year end 1995 loans increased to $174,470,000, an increase of $5,662,000 and a 3.35% increase over the prior year's total loans of $168,808,000.

The securities portfolio at year end amounted to $114,898,000. This was an increase of $22,434,000 and a 24.26% increase over the previous year end total of $92,464,000. Shareholder's equity at year end 1995 was $26,209,000. This was an increase of $3,045,000 and a 13.15% increase over the prior year end total of $23,164,000. Book value per share of stock at year end was $29.63. This was an increase of $3.45 and a 13.18% increase over the prior year end total of $26.18.

The success of our Bank is dependent upon our employees. Our success begins and ends with their dedication. They are our most valuable asset and their commitment to customer service is the main reason for our continued success.

[PHOTO]

During the past year, several employees received promotions.  They are:
Patricia Calabro, Community Office Manager; Dolores Coviello, Data Processing Manager; Helen Sudlesky, Maryann Smith, Donna Davis, Customer Service Officers and Nolan Ayres, Head Teller. These employees are to be congratulated on their achievements.

Our past is something that we look back at with pride. We learn from it and build on its principles to make a better First of Jermyn in the future. You can help with that growth by recommending us to your family, friends and business acquaintances. This is your Bank, let it serve you.

Sincerely,

/s/ WILLIAM M. DAVIS

William M. Davis, President and CEO

ANNUAL REPORT 1995

[FIRST OF JERMYN LOGO]

GROWTH



[6 INDIVIDUAL PHOTOS]

LIBERTY

At First of Jermyn, our primary goal is providing the most reliable, convenient banking to the communities we serve. As more and more people from the Carbondale Area traveled to Jermyn and our other locations to do business with us, we determined that a Carbondale Office was important in meeting that goal.

We again demonstrated our commitment to reinvesting in the communities we serve by completely renovating our Liberty Office in Carbondale. This new office features seven teller windows, three drive up windows, a convenient walk up window, a drive up automatic teller machine together with convenient parking.

On the weekend of December 9th and 10th, 1995, we conducted an "Open House" to meet our new Carbondale neighbors and the response was tremendous. The Bank's officers, directors and employees, along with the entire Liberty Staff, mingled with our new and potential customers, detailing First of Jermyn's many services, showing them through the newly renovated building and enjoying refreshments that were served. On December 11th, we officially opened for business and were thrilled with the response received.

It demonstrated once again, the appreciation people have for the values of true community banking and the solid reputation that First of Jermyn has earned over the years. The effort and hard work of 1995 has laid the foundation for 1996 to be the best operating year in our history. We look forward to the coming year with great anticipation and thank everyone involved with the Liberty project.

LIBERTY OFFICE STAFF

We would like to highlight the employees at our Liberty Office in Carbondale. The staff consists of highly experienced individuals who have demonstrated a commitment to the community. We are excited about the new office and the exceptional staff.

[PHOTO]
Manager; Helen Sudlesky, Customer Service Officer and Nolan Ayres, Head Teller, (back row) Ann Karkheck, Teller; Marian E. Mazza, Teller; Cynthia McGraw, Teller; Christine West, Receptionist; Donna Vetrosky, Teller and Mary Kay Kelly, Teller.

[PHOTO]
Patricia Calabro
Community Office Manager
Liberty Office

[PHOTO]
Dolores Coviello
Data Processing Manager
Jermyn Office


PROMOTIONS


[PHOTO]
Helen Sudlesky
Customer Service Officer
Liberty Office

[PHOTO]
Nolan Ayres
Head Teller
Liberty Office

[PHOTO]
Donna Davis
Customer Service Officer
Minooka Office

[PHOTO]
Maryann  Smith
Customer Service Officer
Jermyn Office

RENOVATIONS

In addition to improving our community, we are continuously striving to improve ourselves as well. In 1995, First of Jermyn undertook "site improvement projects" at three of our locations. Our Jermyn Office received a great deal of attention, with the installation of a new drive up automatic teller machine, in addition to an expanded and renovated drive up window canopy. The exterior of the building was cleaned and several areas refinished. The parking lot was enlarged and completely paved. The project also included new exterior lighting, a flagpole, new sidewalks and fresh landscaping.

But, we didn't stop there. Renovations were also completed at our Jessup Office, that included the installation of a new roof, cleaning, painting the exterior of the building, and a new MAC sign.

Of course, The Liberty Office received the most attention. In addition to the extensive interior remodeling, a new roof was installed, the exterior of the building was cleaned, the parking lot received site improvements and paving. Across the street, Liberty's annex and drive in lanes were refurbished and a new automatic teller machine installed. As a finishing touch, a new "time and temperature" sign was installed and brass plaques were added to the building exterior.

It is this dedication to self improvement that makes First of Jermyn a better community bank. Being at our best means we can offer the best service to our valued customers and that, after all, is our primary goal.

[PHOTO]
JERMYN OFFICE

[PHOTO]
JESSUP OFFICE

[PHOTO]
LIBERTY ANNEX

[PHOTO]
LIBERTY OFFICE

COMMERCIAL BUSINESS

For over 90 years, First of Jermyn has played a role in the growth of our communities. During this past year, our lending personnel assisted many businesses with their renovation and expansion projects. We feel it's noteworthy to mention a few examples of our commitment to the economic development of Northeastern Pennsylvania.

When the Carbondale Library Association contacted us about a plan for their new facility, we were ready to help meet their financing needs. This reinvestment in the community ensures that future generations will benefit from a state of the art library facility. On a differing scale, First of Jermyn provided financing for the Tink's entertainment complex and a new McDonald's Restaurant, both located in downtown Scranton. These projects have added to the increasing economic vitality taking place in the downtown area.

Our commitment to community growth is further evidenced by other expansion projects. During this past summer, TR Associates of Archbald, added a 5000 square foot addition which will house their computer manufacturing and warehouse functions. First of Jermyn was also there to provide funds for Road Scholar Transport, a major trucking firm located in Dunmore. With our help, Road Scholar has broadened their customer base by purchasing a terminal facility in Lynchburg, Virginia. Lastly, our staff worked with the Lackawanna Heritage Valley Authority to complete a financing package for the expansion of their facility in Mayfield. The funds, in conjunction with state and federal grants, will be used to construct space for the National Institute for Environmental Renewal. Trichilo Wholesale Foods, with our help, recently expanded the size of their building adding additional freezer space for the business to operate.

Through all of these projects differ in some respect, they all represent a significant impact on the economy of Lackawanna County. We are proud to work with these and other customers to promote success and generate new jobs for our community.

Since our inception, First of Jermyn has been recognized as a leader in community involvement. We will continue to instill growth in the communities we serve and provide assistance to business and organizations interested in their own expansion.

[PHOTO]
CARBONDALE PUBLIC LIBRARY

[PHOTO]
TINK'S, SCRANTON

[PHOTO]
MCDONALD'S RESTAURANT, SCRANTON

[PHOTO]
TR ASSOCIATES, ARCHBALD

[PHOTO]
ROAD SCHOLAR, DUNMORE

[PHOTO]
TRICHILO WHOLESALE FOODS, CARBONDALE

[PHOTO]
LACKAWANNA HERITAGE VALLEY AUTHORITY, MAYFIELD

ANNUAL REPORT 1995

[FIRST OF JERMYN LOGO]

FINANCIAL


FINANCIAL REVIEW

Selected Financial Data
(Dollars In Thousands, Except Share Data)


         FOR THE YEAR                                                       1995          1994         1993          1992      1991
Total interest income . . . . . . . . . . . . . . . . . . . . . . . .   $ 21,492      $ 18,103     $ 17,401      $ 18,442  $ 20,150
Total interest expense  . . . . . . . . . . . . . . . . . . . . . . .     10,282         7,197        7,127         8,598    11,854
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . .     11,210        10,906       10,274         9,844     8,296
Provision for loan losses   . . . . . . . . . . . . . . . . . . . . .        365           454        1,403         1,483       906
Non-interest income . . . . . . . . . . . . . . . . . . . . . . . . .        582           577          500           797       337
Non-interest expense  . . . . . . . . . . . . . . . . . . . . . . . .      6,804         6,726        6,284         5,962     5,280
Federal income tax provision  . . . . . . . . . . . . . . . . . . . .      1,369         1,366          927           895       545
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,254         2,937        2,160         2,301     1,902
Cash dividends paid   . . . . . . . . . . . . . . . . . . . . . . . .      1,018           930          885           796       796

         AT YEAR END

Assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $309,986      $278,015     $263,427      $242,899  $241,137
Loans, gross  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    174,470       168,808      163,585       175,505   175,056
Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . .      3,015         2,835        2,849         2,382     2,002
Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    114,898        92,464       83,307        47,762    51,906
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    281,298       250,842      239,007       215,454   218,738
Shareholders' equity  . . . . . . . . . . . . . . . . . . . . . . . .     26,209        23,164       22,506        21,231    19,726

         SHARE DATA

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   3.68      $   3.32      $  2.44      $   2.60  $   2.15
Cash dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.15          1.05         1.00          0.90      0.90
Book value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29.63         26.18        25.44         24.00     22.30
Number of shares outstanding, net . . . . . . . . . . . . . . . . . .    884,680       884,680      884,680       884,680   884,680



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                        AND RESULTS OF OPERATION
INTRODUCTION AND BUSINESS
The following discussion and analysis presents the significant changes in the results of operations and financial condition for the periods shown. The discussion should be read in conjunction with the consolidated financial statements and notes included elsewhere in this report. Tabular information is presented in thousands of dollars, except as indicated.

The First Jermyn Corp. (Company) owns all of the outstanding common stock of its only bank subsidiary, The First National Bank of Jermyn (Bank). The Company formed a non-bank subsidiary, First of Jermyn Realty Company, Inc. (Realty), during 1990. Realty has been inactive since inception. The Company is subject to supervision of the Federal Reserve System. The Bank is chartered as a national bank and is subject to supervision of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Bank operates offices in Jermyn and Jessup and two offices in Scranton (Keyser Oak Plaza and Minooka Section), Pennsylvania. The Bank opened a fifth office, located in Carbondale, Pennsylvania during 1995. The Bank offers all services normally provided by a community bank, including deposit, safekeeping and loan functions through its branch system.

                                 MCKINNEY/ESSEX
                                 IS VERY PROUD
                       TO SUPPORT THE BOYS AND GIRLS CLUB
                                  OF SCRANTON.

                   McKinney/Essex extends congratulations on
               a job well done to all the alumni of the Boys and
                    Girls Club of Scranton.  Many thanks to
                     MRS. WILMA BAILEY, REP. GAYNOR CAWLEY,
                      MR. WILLIAM LYDON, DR. JOSEPH MOWAD,
               ATTY. PAT RYAN AND MR. JOHN WILLS for fulfilling a
              great service to the young people of our community,
                    and best wishes for many years to come.


                             [MCKINNEY/ESSEX LOGO]

                     820 Davis Street, Scranton, PA  18505
                 1591 Indiana Street, San Francisco, CA  94107

RESULTS OF OPERATIONS
The consolidated net income for 1995 was $3,254,000, an increase of 10.8% from the prior year. The net income for 1994 (2,937,000) increased 36% from 1993. The following table (Table I) presents the amount and percentage of increase (decrease) for the major components of net income for the years under review.

                                    TABLE I
                              Increase (Decrease)

                                                                             1995 vs. 1994              1994 vs. 1993
                                                                          Amount      Percent        Amount       Percent
                                                                          ------      --------       ------       -------
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,389         18.7%         $702          4.0%
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . .      3,085         42.9%           70          1.0%
                                                                          ------                      -----
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . .        304          2.8%          632          6.2%
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . .       (89)        (19.6%)        (949)       (67.6%)
                                                                          ------                      -----
Net interest income after provision for loan losses . . . . . . . . .        393          3.8%        1,581         17.8%
Non-interest income   . . . . . . . . . . . . . . . . . . . . . . . .          5          0.9%           77         15.4%
Non-interest expense  . . . . . . . . . . . . . . . . . . . . . . . .         78          1.2%          442          7.0%
                                                                          ------                      -----
Income before Federal income tax provision  . . . . . . . . . . . . .        320          7.4%        1,216         39.4%
Federal income tax provision  . . . . . . . . . . . . . . . . . . . .          3             -          439         47.4%
                                                                          ------                      -----
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  317         10.8%         $777         36.0%
                                                                          ------                      -----

[FIGURE 1]

NET INTEREST INCOME
Table II illustrates average balances and the average tax-equivalent yield earned by the Bank on its interest-earning assets and the average interest rate associated with its interest-bearing liabilities for 1995, 1994, and 1993. Table III exhibits the volume and yield/rate variances for interest-earning assets and interest-bearing liabilities.


                                    TABLE II
                           AVERAGE BALANCES AND RATES

                                                                           1995                               1994
                                                                ----------------------------       ------------------------------
                                                                Average Revenue/     Yield/        Average    Revenue/     Yield/
                                                                Balance  Expense       Rate        Balance     Expense       Rate
                                                                ----------------------------       ------------------------------
Interest-earning assets:
  Loans:
    Commercial, financial and
      agricultural  . . . . . . . . . . . . . . . . . . . .   $ 38,124    $3,532      9.26%       $ 43,625      $3,394       7.78%
    Real estate - commercial
      and residential mortgage  . . . . . . . . . . . . . .    105,368     9,087      8.62%        100,341       8,072       8.04%
      Installment - net   . . . . . . . . . . . . . . . . .     25,678     2,158      8.40%         17,415       1,502       8.62%
    Fees on loans   . . . . . . . . . . . . . . . . . . . .          -       164          -              -         211           -
                                                               -------    ------      -----       --------      ------       -----
      Total loans (including fees)  . . . . . . . . . . . .    169,170    14,941      8.83%        161,381      13,179       8.17%
  Securities:
    Taxable   . . . . . . . . . . . . . . . . . . . . . . .     94,586     5,979      6.32%         87,270       4,814       5.52%
    Tax-exempt    . . . . . . . . . . . . . . . . . . . . .      6,960       568      8.16%          1,635         131       8.01%
                                                              --------    ------      -----       --------      ------       -----
      Total securities    . . . . . . . . . . . . . . . . .    101,546     6,547      6.45%         88,905       4,945       5.56%
  Federal funds sold    . . . . . . . . . . . . . . . . . .      5,520       325      5.89%          3,463         146       4.22%
                                                              --------    ------      -----       --------      ------       -----
      Total interest-earning assets   . . . . . . . . . . .    276,236    21,813      7.90%        253,749      18,270       7.20%
                                                                          ------                                ------
Non-interest-earning assets . . . . . . . . . . . . . . . .     14,341                              13,682
                                                              --------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . .             $290,577                              $267,431
                                                                        --------                              --------

                                                                             1993
                                                                  ------------------------------
                                                                  Average    Revenue/     Yield/
                                                                  Balance      Expense     Rate
                                                                  ------------------------------
Interest-earning assets:
  Loans:
    Commercial, financial and
      agricultural  . . . . . . . . . . . . . . . . . . . .        $51,823     $3,552     6.85%
    Real estate - commercial
      and residential mortgage  . . . . . . . . . . . . . .        100,346      7,963     7.94%
      Installment - net   . . . . . . . . . . . . . . . . .         16,552      1,621     9.79%
    Fees on loans   . . . . . . . . . . . . . . . . . . . .              -        259        -
                                                                        --        ---        -
      Total loans (including fees)  . . . . . . . . . . . .        168,721     13,395     7.94%
  Securities:
    Taxable   . . . . . . . . . . . . . . . . . . . . . . .         65,637      4,020     6.12%
    Tax-exempt    . . . . . . . . . . . . . . . . . . . . .            958         77     8.04%
                                                                      ----         --     -----
      Total securities    . . . . . . . . . . . . . . . . .         66,595      4,097     6.15%
  Federal funds sold    . . . . . . . . . . . . . . . . . .          3,481        106     3.05%
                                                                     -----        ---    ------
      Total interest-earning assets   . . . . . . . . . . .        238,797     17,598     7.37%
                                                                               ------
Non-interest-earning assets . . . . . . . . . . . . . . . .         14,174

TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . .                  $252,971
                                                                             --------

[FIGURE 2]

                                                                  1995                           1994
                                                      --------------------------    ----------------------------------
                                                      Average Revenue/    Yield/    Average       Revenue/      Yield/
                                                      Balance  Expense      Rate    Balance        Expense        Rate
                                                      --------------------------    ----------------------------------
Interest-bearing liabilities:
  Deposits:
    Savings, Club, NOW, and
      money market accounts   . . . . . . . . . .    $ 95,969   $ 2,403     2.50%     $107,131      $ 2,711       2.53%
    Certificates of deposit   . . . . . . . . . .     142,012     7,787     5.48%      110,997        4,383       3.95%
                                                     --------   -------               --------      -------
      Total deposits  . . . . . . . . . . . . . .     237,981    10,190     4.28%      218,128        7,094       3.25%
  Federal funds purchased   . . . . . . . . . . .          18         1     5.56%          131            6       4.58%
  Capitalized lease obligation  . . . . . . . . .         920        91     9.89%          981           97       9.89%
                                                     --------   -------               --------      -------
    Total interest-bearing liabilities    . . . .     238,919    10,282     4.30%      219,240        7,197       3.28%
                                                                -------                             -------
Non-interest-bearing liabilities  . . . . . . . .      27,009                           25,296
Shareholders' equity  . . . . . . . . . . . . . .      24,649                           22,895
                                                     --------                         --------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY   . . . . . . . . . . .    $290,577                         $267,431
                                                     --------                         --------
Net interest income . . . . . . . . . . . . . . .               $11,531                             $11,073
                                                                -------                             -------
Margin analysis:
  Interest income/interest - earning assets   . .                           7.90%                                 7.20%
  Interest expense/interest - earning assets  . .                           3.72%                                 2.84%
                                                                            -----                                 -----
  Net interest income/interest - earning assets                             4.18%                                 4.36%
                                                                            -----                                 -----
Tax equivalent adjustments:
  Loans   . . . . . . . . . . . . . . . . . . . .              $    128                            $    121
  Securities    . . . . . . . . . . . . . . . . .                   193                                  46
                                                               --------                            --------
    Total   . . . . . . . . . . . . . . . . . . .              $    321                            $    167
                                                               --------                            --------


                                                                      1993
                                                         ------------------------------
                                                         Average    Revenue/     Yield/
                                                         Balance     Expense       Rate
                                                         ------------------------------
Interest-bearing liabilities:
  Deposits:
    Savings, Club, NOW, and
      money market accounts   . . . . . . . . . .        $102,636     $ 3,061      2.98%
    Certificates of deposit   . . . . . . . . . .         103,585       3,964      3.83%
                                                         --------     -------
      Total deposits  . . . . . . . . . . . . . .         206,221       7,025      3.41%
  Federal funds purchased   . . . . . . . . . . .               5           -          -
  Capitalized lease obligation  . . . . . . . . .           1,038         102      9.83%
                                                         --------     -------
    Total interest-bearing liabilities    . . . .         207,264       7,127      3.44%
                                                                      -------
Non-interest-bearing liabilities  . . . . . . . .          23,890
Shareholders' equity  . . . . . . . . . . . . . .          21,817
                                                         --------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY   . . . . . . . . . . .        $252,971
                                                         --------
Net interest income . . . . . . . . . . . . . . .                     $10,471
                                                                      -------
Margin analysis:
  Interest income/interest - earning assets   . .                                  7.37%
  Interest expense/interest - earning assets  . .                                  2.98%
                                                                                   -----
  Net interest income/interest - earning assets                                    4.39%
                                                                                   -----
Tax equivalent adjustments:
  Loans   . . . . . . . . . . . . . . . . . . . .                    $    171
  Securities    . . . . . . . . . . . . . . . . .                          26
                                                                     --------
    Total   . . . . . . . . . . . . . . . . . . .                    $    197
                                                                     --------

1. Installment loans are stated net of unearned income.
2. Average loan balances include non-accrual loans.
3. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34% for each of the three years.
4. Average balances represent average daily balances.
5. Yields on securities available for sale were computed using historical amortized cost.


                                   TABLE III
                        VOLUME AND YIELD/RATE VARIANCES

                                                         1995 Compared to 1994              1994 Compared to 1993
                                                    -----------------------------     --------------------------------
                                                                 Yield/                              Yield/
                                                      Volume      Rate      Net        Volume         Rate         Net
                                                     --------    ------    ------     --------       ------        ---
Interest income:
  Loans   . . . . . . . . . . . . . . . . . . . .        $655    $1,107    $1,762        ($593)        $377       ($216)
  Securities:
     Taxable  . . . . . . . . . . . . . . . . . .         425       740     1,165        1,224         (430)        794
     Tax-exempt   . . . . . . . . . . . . . . . .         435         2       437           54            -          54
     Federal funds sold   . . . . . . . . . . . .         107        72       179           (1)          41          40
                                                        -----     -----     -----       ------        -----       -----
       Total interest-earning assets  . . . . . .       1,622     1,921     3,543          684          (12)        672
                                                        -----     -----     -----       ------        -----       -----
Interest expense:
  Savings, Club, NOW, and money market
     accounts   . . . . . . . . . . . . . . . . .        (280)      (28)     (308)         130         (480)       (350)
  Certificates of deposit   . . . . . . . . . . .       1,424     1,980     3,404          290          129         419
  Federal funds purchased   . . . . . . . . . . .          (6)        1        (5)           5            -           5
  Capitalized lease obligation  . . . . . . . . .          (6)        -        (6)          (6)           2          (4)
                                                        -----     -----     -----       ------        -----       -----
     Total interest-bearing liabilities   . . . .       1,132     1,953     3,085          419         (349)         70
                                                        -----     -----     -----       ------        -----       -----
     Net interest income  . . . . . . . . . . . .        $490      ($32)     $458         $265          337        $602
                                                        -----     -----     -----       ------        -----       -----


1. The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
2. Balances of non-accrual loans and related income recognized have been included for computation purposes.
3. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34% in each of the three years.

12


The increase in 1995 tax equivalent net interest income were primarily due to the growth in the loans and securities portfolios. Also contributing to the increase in net interest income in 1995 were $320,000 of recoveries on non-accrual loans of which one loan accounted for $172,000. The Bank's successful efforts made in collections compare favorably to 1994 when total recoveries on non-accrual loans were $89,000.

As shown in Table II and III, 1995 taxable-equivalent net interest income increased $458,000 (4.1%) over 1994. Interest income increased $3,543,000 and interest expense increased $3,085,000. The 1995 net interest margin was 4.18% (eighteen basis points below 1994). Yields/rates increased for total interest-earning assets and total interest-bearing liabilities. Net interest income as a percentage of interest income has fallen in 1995 compared to 1994 due to increased competition in the local retail banking market. The 1995 versus 1994 increase in average interest-bearing deposits ($19,853,000) was invested in loans and securities.

Taxable-equivalent net interest income for 1994 increased $602,000 (5.8%) over 1993. Interest income increased $672,000 and interest expense increased $70,000. The 1994 net interest margin was 4.36% (three basis points below
1993). Yields/rates decreased for total interest-earning assets and total interest-bearing liabilities. The 1994 versus 1993 decrease in average loan balances ($7,340,000) and increased average interest-bearing deposits ($11,907,000) were invested in securities.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb known and inherent losses in the existing loan portfolio. See Note 1 to the consolidated financial statements with regard to the Bank's policy for its provision and allowance for loan losses.

The allowance for loan losses was $3,015,000 at December 31, 1995 as compared to $2,835,000 at December 31, 1994, an increase of 6.35%. The allowance was 1.74% of total loans (net of unearned discount and fees) at December 31, 1995 and 1.69% at December 31, 1994. There is no foreign loan exposure in the Bank's loan portfolio. The provision for loan losses was $365,000, $454,000 and $1,403,000 in 1995, 1994 and 1993, respectively. The decreases in the 1995 and 1994 provisions were due to the Bank's continued efforts to resolve and collect problem loans. These efforts are reflected in a significant drop in non-performing loans during both 1995 and 1994. (See Table IX)

A significant portion of the Bank's loans are collateralized by residential and commercial real estate located in Northeastern Pennsylvania with a primary concentration in Lackawanna County. The Bank's primary concentration of credit risk is related to the real estate market in the aforementioned area. The ultimate collectibility of most of the Bank's loan portfolio is greatly affected by the economic conditions within Northeastern Pennsylvania. Management is not aware of any other significant concentrations of credit risk within its loan portfolio.

Table IV illustrates the changes in allowance for loan losses for the previous five years including charge-offs, recoveries and percent of net charge-offs to average loans outstanding during each period. Table V illustrates the allocation of the allowance for loans for each period. These allocations are no more than estimates and are subject to revision as conditions change.

                                    TABLE IV
                      CHANGES IN ALLOWANCE FOR LOAN LOSSES

                                                                            Years Ended December 31

                                                            1995        1994         1993        1992         1991
                                                          --------    --------     --------    --------     --------
Average loans, net of unearned discount   . . . . . . .   $169,170    $161,381     $168,721    $175,198     $163,816
Allowance for loan losses at beginning of period  . . .     $2,835      $2,849       $2,382      $2,002       $1,388
Charge-offs:
  Domestic:
    Commercial, financial and agricultural  . . . . . .         53         249          931         915          264
    Real estate- commercial and residential
       mortgage . . . . . . . . . . . . . . . . . . . .        193         293           22         170           26
    Installment . . . . . . . . . . . . . . . . . . . .         28          25           60          98           91
                                                           -------    --------      -------    --------     --------
       Total. . . . . . . . . . . . . . . . . . . . . .        274         567        1,013       1,183          381
                                                           -------    --------      -------    --------     --------
Recoveries:
  Domestic:
    Commercial, financial and agricultural  . . . . . .         76          93           51          38           84
       Real estate- commercial and residential mortgage          -           -            -           -            -
    Installment . . . . . . . . . . . . . . . . . . . .         13           6           26          42            5
                                                           -------    --------      -------    --------     --------
       Total  . . . . . . . . . . . . . . . . . . . . .         89          99           77          80           89
                                                           -------    --------      -------    --------     --------
Net charge-offs . . . . . . . . . . . . . . . . . . . .        185         468          936       1,103          292
Additions charged to operations   . . . . . . . . . . .        365         454        1,403       1,483          906
                                                           -------    --------      -------    --------     --------
Allowance for loan losses at end of period  . . . . . .     $3,015      $2,835       $2,849      $2,382       $2,002
                                                           -------    --------      -------    --------     --------
Percentage of net charge-offs during the period
  to average loans outstanding during the period  . . .       0.11%       0.29%        0.55%       0.63%        0.18%
Percentage of allowance for loan losses to total loans -
  net of unearned discount and fees, period end   . . .       1.74%       1.69%        1.75%       1.37%        1.15%
                                                           -------    --------      -------    --------     --------

                                    TABLE V
                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                        December 31
                                                  1995                   1994                     1993

                                                  % Of Loans In            % Of Loans In             % Of Loans In
                                                  Each Category            Each Category             Each Category
                                          Amount  To Total Loans  Amount   To Total Loans   Amount   To Total Loans
                                          ----------------------  -----------------------   -----------------------
Domestic:
   Commercial, financial and
     agricultural                           $680       18%            $718        22%        $1,242       28%
   Real estate- commercial and
       residential mortgage . .              977       66%           1,037        65%         1,368       63%
   Installment  . . . . . . . .               86       16%              59        13%            54        9%
   Unallocated  . . . . . . . .            1,272        -            1,021          -           185         -
                                         -------   -------         -------    -------       -------   -------
         Total  . . . . . . . .           $3,015      100%          $2,835       100%        $2,849      100%
                                         -------   -------         -------    -------       -------   -------

                                                    December 31
                                         1992                   1991

                                            % Of Loans In           % Of Loans In
                                            Each Category           Each Category
                                   Amount   To Total Loans  Amount  To Total Loans
                                   -----------------------  ----------------------
Domestic:
   Commercial, financial and
     agricultural                   $1,116       28%          $881       33%
   Real estate- commercial and
       residential mortgage . .        543       61%           734       55%
   Installment  . . . . . . . .         16       11%            37       12%
   Unallocated  . . . . . . . .        707         -           350         -
                                   -------   -------       -------   -------
         Total  . . . . . . . .     $2,382      100%        $2,002      100%
                                   -------   -------       -------   -------

Allocations for commercial, financial and agricultural loans are determined by reviewing significant or unusual loans. Allocated provisions for real estate and consumer loans are based on historical losses, delinquency trends and current economic conditions. The unallocated portion is established by management to absorb inherent losses in the portfolio. The increase in the unallocated allowance at December 31, 1995 and 1994 are due to the decreases in non-accrual loans.

NON-INTEREST INCOME
Non-interest income consists principally of service charges on deposits, fees for customer services, fees from the Small Business Administration and gains on sales of loans. The gain on sale of loans, increase in service charges and fees and other income accounted for a $98,000 non-interest income increase in 1995. However, the reduction in the receipt of the Bank's capital shares tax refund of $93,000 in 1995 compared to 1994 offset the increase and resulted in an overall increase in non-interest income of $5,000 in 1995. The receipt of the Bank's capital shares tax refund accounts for all of the $79,000 non-interest income increase in 1994.


NON-INTEREST EXPENSE
The following table (Table VI) summarizes the major components of non-interest expense for the periods shown.


                                   TABLE VI
                             NON-INTEREST EXPENSE

                                          1995                        1994                                 1993
                                            Percent To Total              Percent To Total                    Percent To Total
                                            Interest Earning              Interest Earning                    Interest Earning
                                   Amount       Assets         Amount         Assets                Amount          Assets
                                   -------------------------   ---------------------------          --------------------------
Salaries and benefits . . . . .    $3,315        1.16%         $3,077          1.21%                $2,885           1.21%
Occupancy costs . . . . . . . .       469        0.16%            452          0.18%                   454           0.19%
Furniture and equipment expense       521        0.18%            484          0.20%                   431           0.18%
Data processing services and
programs and supplies . . . . .       424        0.15%            418          0.16%                   429           0.18%
FDIC insurance  . . . . . . . .       288        0.10%            532          0.21%                   492           0.20%
Other expense . . . . . . . . .     1,787        0.62%          1,763          0.69%                 1,593           0.67%
                                  -------      -------        -------        -------               -------         -------
Total . . . . . . . . . . . . .    $6,804        2.37%         $6,726          2.65%                $6,284           2.63%
                                  -------      -------        -------        -------               -------         -------


Salaries and benefits have increased throughout the periods presented due to salary adjustments and increases in related benefits. Total full-time equivalent employees numbered 110 at December 31, 1995, 106 at December 31, 1994 and 107 at December 31, 1993. The increase in full-time equivalent employees at December 31, 1995 is due primarily to the addition of the Carbondale Office.

Occupancy costs increased in 1995 primarily as a result of the increased costs associated with the purchase and occupancy of the Carbondale Office. Occupancy costs remained relatively level between 1994 and 1993. The 1995 increase in furniture and equipment expense was due to the increased depreciation associated with the installation of the MAC machine at the Jermyn Office in addition to increased machine and maintenance costs. The 1994 increase in furniture and equipment expense was primarily attributed to remodeling at the Keyser Oak Office as well as new computer equipment. Data processing costs increased in 1995 due to the purchase of new computer software and applications. Data processing costs in 1994 remained relatively level between 1994 and 1993. The Bank's FDIC insurance assessment decreased $244,000 in 1995 compared to 1994 as a result of a refund of premiums and a reduction of the Bank's FDIC insurance assessment. The Bank expects to experience reduced FDIC insurance costs for the foreseeable future due to the Bank Insurance Fund (which provides coverage for the Bank) having reached its goal of 1.25% of insured deposits. The Bank's FDIC insurance assessment increased in 1994 primarily as a result of higher deposit balances. Other expense increased in 1995 due to additional advertising, business development, miscellaneous and office expenses which were partially offset by a decrease in legal and collection costs as well as costs associated with real estate owned. Other expense increased in 1994 due to additional advertising, legal and collection costs incurred which were partially offset by a decrease in costs associated with real estate owned.

14

FEDERAL INCOME TAX PROVISION
Fluctuations in the 1995 and 1994 Federal income tax provisions result from the changes in taxable income and a significant increase in tax-free income on securities and loans. The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

The deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.


SECURITIES
On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). Upon implementation of SFAS No. 115, the Bank's strategy was to classify all securities as available for sale in order to provide maximum liquidity and flexibility. During the first six months of 1994, the Bank monitored closely its liquidity position and asset/liability gap position using new modeling techniques. Based on these analyses, the Bank redefined its determination of liquidity needs and identified approximately $45,000,000 of securities (consisting of all municipal bonds, U.S. Treasury securities with maturities generally greater than two years, and various other securities with maturities generally greater than two years) which the Bank believes it has the ability and intent to hold to maturity. As a result, on June 30, 1994, the Bank transferred these securities to the investment securities held to maturity portfolio at fair value in accordance with Paragraph 15 of SFAS No. 115. The remaining unrealized loss of $487,000, net of tax, continues to be reported as a component of shareholders' equity and is being amortized over the remaining lives of the individual securities as an adjustment to yield. In addition, none of the securities reclassified to the investment securities held to maturity portfolio at June 30, 1994 were subsequently transferred to securities available for sale in connection with the FASB's issuance of its Special Report in November 1995.

The significant increase in state and municipal securities to $18,226,000 at December 31, 1995 from $2,837,000 at December 31,1994 is a result of the Bank's strategy to invest in higher yielding tax-exempt securities.

The following table (Table VII) shows maturity data and related weighted-average yields as of December 31, 1995 and carrying values as of December 31, 1995, 1994 and 1993. Yields on available for sale securities are computed using historical amortized cost.


                                   TABLE VII
                              SECURITIES PORTFOLIO


                                                                              December 31, 1995
                                             One year        After one           After five         After ten
                                             or less     through five years    through ten years      years         Total
                                            --------     ------------------    -----------------    ---------       -----
SECURITIES AVAILABLE FOR SALE
U.S. Treasury & other U.S. government
     securities
     Market value   . . . . . . . . . . .     $3,012             $10,213              $  -              $  -         $13,225
     Yield (2)  . . . . . . . . . . . . .      6.12%               6.48%                 -                 -           6.40%
Other Securities
     Market value . . . . . . . . . . . .          -                   -                 -               150             150
     Yield (2)  . . . . . . . . . . . . .          -                   -                 -
                                             -------             -------           -------           -------         -------
Total Market Value  . . . . . . . . . . .     $3,012             $10,213              $  -              $150         $13,375
                                             -------             -------           -------           -------         -------
Weighted average yield  . . . . . . . . .      6.12%               6.48%                 -             6.00%           6.39%
                                             -------             -------           -------           -------         -------

INVESTMENT SECURITIES HELD TO MATURITY
U.S. Treasury & other U.S. government
     securities
     Carrying value . . . . . . . . . . .    $20,044             $36,555              $  -              $  -         $56,599
     Yield  . . . . . . . . . . . . . . .      6.61%               6.21%                 -                 -           6.35%
States and municipal securities
     Carrying value . . . . . . . . . . .          -                 163             2,040            16,063          18,266
     Yield (1)  . . . . . . . . . . . . .          -               7.56%             8.06%             8.23%           8.21%
Other securities
     Carrying value . . . . . . . . . . .        250                 202                 -                 -             452
     Yield  . . . . . . . . . . . . . . .      8.50%               9.63%                 -                 -           9.01%
                                             -------             -------           -------           -------         -------
Total carrying value  . . . . . . . . . .    $20,294             $36,920            $2,040           $16,063         $75,317
                                             -------             -------           -------           -------         -------
Weighted average yield  . . . . . . . . .      6.63%               6.23%             8.06%             8.23%           6.82%
                                             -------             -------           -------           -------         -------

(1) Yields are presented on a taxable equivalent basis utilizing an effective tax rate of 34% for all maturities.
(2) Yields on securities available for sale are computed using historical amortized costs.

                                                                             December 31, 1995
                                              One year              After one           After five      After ten
                                              or less          through five years    through ten years    years      Total
                                              ------           ------------------    -----------------  ---------  --------
MORTGAGE-BACKED SECURITIES AVAILABLE
     FOR SALE
Mortgage-backed securities
     Market value . . . . . . . . . . . .       $  -                    $149                $  -         $12,155    $12,304
     Yield  . . . . . . . . . . . . . . .          -                   6.80%                   -           6.40%      6.40%
Collateralized mortgage obligations of U.S.
government agencies
     Market value . . . . . . . . . . . .          -                       -                   -          13,902     13,902
     Yield  . . . . . . . . . . . . . . .          -                       -                   -           6.15%      6.15%
                                            --------                --------            --------        --------   --------
Total market value  . . . . . . . . . . .      $   -                    $149                $  -         $26,057    $26,206
                                            --------                --------            --------        --------   --------
Weighted average yield  . . . . . . . . .          -                   6.80%                   -           6.27%      6.27%
                                            --------                --------            --------        --------   --------


                                                                                              December 31
SECURITIES AVAILABLE FOR SALE                                                    1995            1994          1993
                                                                                -------         -------      --------
     U.S. Treasuries and other U.S. government agencies . . . . . . . . . .     $13,225         $15,821             -
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         150             150             -
                                                                                -------         -------      --------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $13,375         $15,971             -
                                                                                -------         -------      --------
INVESTMENT SECURITIES HELD TO MATURITY
     U.S. Treasuries and other U.S. government agencies   . . . . . . . . .     $56,599         $58,832       $71,811
     States and municipal . . . . . . . . . . . . . . . . . . . . . . . . .      18,266           2,837           400
     Mortgage-backed securities . . . . . . . . . . . . . . . . . . . . . .           -               -         1,033
     Collateralized mortgage obligations of U.S. government agencies  . . .           -               -         9,277
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         452             557           786
                                                                                -------         -------      --------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $75,317         $62,226       $83,307
                                                                                -------         -------      --------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
     Mortgage-backed securities . . . . . . . . . . . . . . . . . . . . . .     $12,304          $6,324             -
     Collateralized mortgage obligations of U.S. government agencies. . . .      13,902           7,938             -
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             -               5             -
                                                                                -------         -------      --------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $26,206         $14,267             -
                                                                                -------         -------      --------


LOANS
Net loans grew $5,830,000 to $173,342,000 at December 31, 1995. Increases of $5,886,000 and $7,227,000 occurred in commercial and residential mortgage and installment loan portfolios, respectively. Declines in commercial loans of $6,475,000 and real estate construction loans of $976,000 partially offset these increases. The increase in real estate loans was primarily due to aggressive pricing strategies employed by the Bank. Installment loans have increased due to the Banks larger advertising budget which has been successful in attracting new home equity and automobile loans.

Net loans grew $5,153,000 to $167,512,000 at December 31, 1994. Increases of $6,621,000, $6,272,000 and $1,354,000 occurred in commercial and residential mortgage, installment and real estate construction loan portfolios, respectively. Declines in commercial loans of $9,024,000 partially offset these increases. The increase in real estate loans was primarily due to customers addressing their need for mortgages as interest rates moved upward.

The following table (Table VIII) shows consolidated loans at December 31, 1995, 1994, 1993, 1992 and 1991 (including non-accrual loans) and summarizes the maturity data for loans - gross (net of non-accrual loans) as of December 31, 1995.

                                   TABLE VIII
                                     LOANS

                                                                      1995       1994            1993          1992       1991
                                                                    --------   --------        --------      --------    -------
Real estate- commercial and residential mortgage  . . . . . .       $113,334   $107,448        $100,827      $107,658    $96,935
Commercial, financial and agricultural  . . . . . . . . . . .         30,679     37,154          46,178        49,402     56,825
Installment . . . . . . . . . . . . . . . . . . . . . . . . .         28,635     21,408          15,136        18,445     21,296
Real estate- construction . . . . . . . . . . . . . . . . . .          1,822      2,798           1,444             -          -
                                                                    --------   --------        --------      --------   --------
  Total loans- gross. . . . . . . . . . . . . . . . . . . . .        174,470    168,808         163,585       175,505    175,056
Less unearned discount and fees . . . . . . . . . . . . . . .         (1,128)    (1,296)         (1,226)       (1,116)      (888)
                                                                    --------   --------        --------      --------   --------
      Total gross loans, net of unearned
         discount and fees  . . . . . . . . . . . . . . . . .       $173,342   $167,512        $162,359      $174,389   $174,168
                                                                    --------   --------        --------      --------   --------

16

                                                                                  December 31, 1995
                                                                                  -----------------
                                                                                 After One
                                                                                 Year but
                                                                    Within        Within           Over
                                                                   One Year     Five Years      Five Years     Total
                                                                   ---------   -----------      ----------   --------
Commercial, financial and agricultural  . . . . . . . . . . .        $19,904    $ 4,879         $ 5,315      $ 30,098
Real estate - construction  . . . . . . . . . . . . . . . . .          1,822          -               -         1,822
Real estate - mortgage  . . . . . . . . . . . . . . . . . . .         48,070      4,161          59,706       111,937
Installment loans . . . . . . . . . . . . . . . . . . . . . .            798     21,995           5,842        28,635
                                                                     -------    -------         -------      --------
     Total loans - gross (net of non-accrual) . . . . . . . .        $70,594    $31,035         $70,863      $172,492
                                                                     -------    -------         -------      --------
Fixed Rate  . . . . . . . . . . . . . . . . . . . . . . . . .          2,138     26,937          70,863        99,938
Variable Rate . . . . . . . . . . . . . . . . . . . . . . . .         68,456      4,098               -        72,554
                                                                     -------    -------         -------      --------
Total loans - gross (net of non-accrual)  . . . . . . . . . .         70,594     31,035          70,863       172,492

Management is not aware of any trends or uncertainties within its loan portfolio which it reasonably expects will materially impact future operating results on capital resources nor is management aware of any information which would cause it to have serious doubts as to the ability of its performing borrowers to comply with current loan repayment terms.

Table IX summarizes the Bank's non-performing assets at December 31, 1995, 1994, 1993, 1992 and 1991.

                                    TABLE IX
                             NON-PERFORMING ASSETS

                                                                1995      1994       1993      1992        1991
                                                               ------    ------     ------    ------      ------
Non-accrual loans (1) . . . . . . . . . . . . . . . . .        $1,978    $3,043     $5,595    $2,281      $3,337
Loans past due 90 days or more and still accruing . . .           511       185        448     1,567       1,860
Restructured loans  . . . . . . . . . . . . . . . . . .             -         -          -         -           -
                                                               ------    ------     ------    ------      ------
          Total non-performing loans  . . . . . . . . .         2,489     3,228      6,043     3,848       5,197
Real estate owned other than bank premises  . . . . . .           296       574        516       976         130
                                                               ------    ------     ------    ------      ------
          Total . . . . . . . . . . . . . . . . . . . .        $2,785    $3,802     $6,559    $4,824      $5,327
                                                               ------    ------     ------    ------      ------

(1) See Note 4 to the consolidated financial statements concerning interest income on non-accruing loans and Note 1 to the consolidated financial statements - Loans caption - concerning the Bank's policy with regard to accrual of interest.

The increase in loans past due 90 days or more and still accruing in 1995 relates primarily to residential mortgages which are fully secured and in the process of collection.

An analysis of non-accrual loans as of December 31, 1995, 1994, 1993, 1992 and 1991 is as follows:

                                                                1995      1994       1993      1992        1991
                                                               ------    ------     ------    ------      ------
Real estate- commercial and residential mortgage  . . .        $1,397    $1,939     $3,075    $1,141        $991
Commercial  . . . . . . . . . . . . . . . . . . . . . .           581     1,104      2,520     1,140       2,346
                                                               ------    ------     ------    ------      ------
        Total  . . . . . . . . . . . . . . . . . . . .         $1,978    $3,043     $5,595    $2,281      $3,337
                                                               ------    ------     ------    ------      ------

DEPOSITS
Table X summarizes the average deposits and rates paid on deposit categories of average total deposits for the last three years.

                                    TABLE X
                           AVERAGE DEPOSITS AND RATES

                                                                     1995                  1994                 1993
                                                             Average     Average    Average   Average   Average    Average
                                                             Deposits     Rates    Deposits    Rates    Deposits    Rates
                                                             --------    -------   --------   -------   --------   -------
Deposits:
  Domestic:
    NOW accounts  . . . . . . . . . . . . . . . . .          $17,739       2.47%    $17,754     2.49%     $14,707    2.92%
    Savings deposits  . . . . . . . . . . . . . . .           56,373       2.51%     61,892     2.54%      57,891    2.99%
    Other time deposits . . . . . . . . . . . . . .            1,829       2.99%      1,579     2.97%       1,539    3.44%
    Money market accounts . . . . . . . . . . . . .           20,028       2.49%     25,905     2.51%      28,499    2.98%
    Certificates of deposit . . . . . . . . . . . .          142,012       5.48%    110,997     3.95%     103,585    3.83%
                                                            --------               --------              --------
        Total interest bearing  . . . . . . . . . .         $237,981       4.28%   $218,127     3.25%    $206,221    3.41%
    Non interest bearing demand . . . . . . . . . .           25,503                 24,115                22,733
                                                            --------               --------              --------
        Total . . . . . . . . . . . . . . . . . . .         $263,484               $242,242              $228,954

[FIGURE 3]

Table XI summarizes the maturity distribution of time deposits greater than $100,000 at December 31, 1995 (including open time deposits and savings accounts).

                                    TABLE XI
          MATURITY DISTRIBUTION OF TIME DEPOSITS GREATER THAN $100,000

Domestic:
  Certificates of deposit:                         December 31, 1995     December 31, 1994
                                                   -----------------     -----------------
     Three months or less . . . . . . . . . . . . .          $16,569                $8,757
     Over three months through six months . . . . .            5,949                 4,316
     Over six months through twelve months  . . . .            2,903                 2,152
     Over twelve months . . . . . . . . . . . . . .            1,372                   626
                                                             -------               -------
        Total certificates of deposit . . . . . . .           26,793                15,851
     Open-account time deposits and savings accounts           4,582                 4,058
                                                             -------               -------
            Total . . . . . . . . . . . . . . . . .          $31,375                19,909
                                                             -------               -------


CAPITAL ADEQUACY
A strong capital position is important to the continued profitability of the Company and promotes depositor and investor confidence. The Company's capital consists of shareholders' equity, which provides a basis for future growth and expansion and also provides a buffer against unexpected losses. Shareholders' equity increased $3,045,000 to $26,209,000 at December 31, 1995. It is management's intention to continue paying a reasonable return on shareholders' investment while retaining adequate earnings to allow for continued growth.

The Federal Reserve Board measures capital adequacy for bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The minimum ratio of total risk-based capital to risk-adjusted assets is 8% at December 31,1995, of which 4% must be Tier 1 capital. The Company's total risk-based capital ratio was 17.79% at December 31, 1995 and 17.34% at December 31,1994. The Company's Tier 1 risk-based capital ratio was 16.54% at December 31, 1995 and 16.08% at December 31, 1994.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Federal Reserve Board has not advised the Company of any specific minimum leverage ratio applicable to it. The Company's leverage ratio was 9.02% at December 31, 1995 and 8.66% at December 31, 1994.

The Federal Deposit Insurance Corporation Improvement Act (FDICIA), as well as other requirements, establishes five capital tiers: "well capitalized", "adequately capitalized", "under-capitalized", "significantly under-capitalized", and "critically under-capitalized". FDICIA imposes significant restrictions on the operations of a bank which is not at least adequately capitalized. A depository institution's capital tier will depend upon where its capital levels are in relation to various other capital measures which include a risk-based capital measure, a leverage ratio capital measure and other factors. Under regulation adopted, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a Tier 1 leverage ratio of at least 5%, and not be subject to any specific capital order or directive.

At December 31, 1995, the Bank is classified as well-capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios of 17.79%, 16.54% and 9.02% respectively.

The following table (Table XII) summarizes the Bank's sensitivity to interest rate fluctuations for certain interest sensitivity periods.

     TABLE XII                                Zero to   Over three months  Over six months   After one year but  After five
                                           three months   to six months      to one year      within five years    years
                                           ------------ -----------------  ---------------   ------------------  ----------
Interest-earning assets:
Securities  . . . . . . . . . . . . . .       $3,729            $4,661          $14,916            $47,282         $44,160
Loans (net of unearned discount
  and deferred fees)  . . . . . . . . .       61,663             3,544            5,670             31,318          71,147
Federal funds sold  . . . . . . . . . .        1,860                 -                -                  -               -
                                            --------          --------         --------           --------        --------
          Total . . . . . . . . . . . .       67,252             8,205          $20,586            $78,600        $115,307
                                            --------          --------         --------           --------        --------

Interest-bearing liabilities:
Interest-bearing DDA  . . . . . . . . .        4,862               753           $1,507            $12,055               -
Money market accounts . . . . . . . . .        3,254             1,394            2,789             11,156               -
Savings (1) . . . . . . . . . . . . . .        5,649             3,386            2,251                  -          45,143
Time    . . . . . . . . . . . . . . . .       36,531            40,959           33,210             20,535               -
Time >100M  . . . . . . . . . . . . . .       16,524             6,101            2,796              1,372               -
                                            --------          --------         --------           --------        --------
          Total . . . . . . . . . . . .       66,820            52,593          $42,553            $45,118         $45,143
                                            --------          --------         --------           --------        --------

Interest rate sensitivity gap . . . . .         $432          ($44,388)        ($21,967)           $33,482         $70,164
                                            --------          --------         --------           --------        --------
Cumulative interest rate
  sensitivity gap . . . . . . . . . . .         $432          ($43,956)        ($65,923)          ($32,441)        $37,723
                                            --------          --------         --------           --------        --------
Cumulative interest rate
  sensitivity ratio (2) . . . . . . . .         0.1%            (14.2%)          (21.3%)            (10.5%)          12.2%
                                            --------          --------         --------           --------        --------

     TABLE XII
                                               Total
                                             --------
Interest-earning assets:
Securities  . . . . . . . . . . . . . .      $114,748
Loans (net of unearned discount
  and deferred fees)  . . . . . . . . .       173,342
Federal funds sold  . . . . . . . . . .         1,860
                                             --------
          Total . . . . . . . . . . . .      $289,950
                                             --------

Interest-bearing liabilities:
Interest-bearing DDA  . . . . . . . . .       $19,177
Money market accounts . . . . . . . . .        18,593
Savings (1) . . . . . . . . . . . . . .        56,429
Time    . . . . . . . . . . . . . . . .       131,235
Time >100M  . . . . . . . . . . . . . .        26,793
                                             --------
          Total . . . . . . . . . . . .      $252,227
                                             --------

Interest rate sensitivity gap . . . . .       $37,723
                                             --------
Cumulative interest rate
  sensitivity gap . . . . . . . . . . .         $   -
                                             --------
Cumulative interest rate
  sensitivity ratio (2) . . . . . . . .             -
                                             --------

(1) The amount shown as repricing within 1 to 90 days is that portion which, based upon average balances, is considered sensitive to changes in interest rates. The Company's historical experience has been that total savings account balances exhibit minimal movement with changes in interest rates. Accordingly, a large percentage of the Company's savings account balances are not as rate sensitive and are classified in the "Beyond five Years" category.
(2) Represents the cumulative interest rate sensitivity gap as a percentage of total assets.

18

As shown above, the Bank has a negative gap (interest-sensitive assets are less than interest-sensitive liabilities) which generally indicates that an increase in rates may lead to a decrease in net interest income and a decrease in rates may lead to an increase in net interest income. Although, the Company is substantially liability sensitive, management believes that customer patterns and product pricing allow the Company to reduce interest rate risk to acceptable levels.

ACCOUNTING DEVELOPMENTS
In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and that any related impairment be based on the fair value of the asset. In addition, long-lived assets to be disposed of must generally be reported at the lower of carrying amount or fair value, less selling costs.
The required adoption of SFAS 121 in 1996 is not expected to materially effect the Bank's results of operations, share holders' equity or financial condition.

In May 1995, the FASB issued SFAS No. 122 Accounting for Mortgage Servicing Rights. This Statement will prospectively require the Bank, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Bank would be required to assess the fair value of these assets at each reporting date to determine impairment. The required adoption of SFAS 122 in 1996 is not expected to materially effect the Bank's results of operations, share holders' equity or financial condition.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. This Statement encourages the adoption of fair value accounting for all stock-based compensation issued to employees. Further, in the event that fair value accounting is not adopted, the Statement requires pro-forma disclosure of net income and earnings per share as if fair value accounting had been adopted. The Bank does not anticipate adopting the fair value accounting standards of SFAS 123, and will instead provide the required pro-forma disclosures beginning in 1996, as permitted.

CHANGE IN INDEPENDENT AUDITORS
During 1994, the Company engaged KPMG Peat Marwick LLP as its independent auditors for the fiscal year ended December 31,1994. Prior to 1994, the Company's auditors were Cavalari, McHale, Matlowski & Company. There were no disagreements with Cavalari, McHale, Matlowski & Company on any matter of accounting practices, financial statement disclosure or auditing scope or procedures at the time of their dismissal.

QUARTERLY FINANCIAL DATA
A comparison of quarterly financial information for 1995 and 1994 is provided in the following table.

                                                                         1995
QUARTER ENDED                              DECEMBER 31     SEPTEMBER 30         JUNE 30           MARCH 31
                                           ---------------------------------------------------------------
Interest income . . . . . . . . . . . .       $5,708            $5,442           $5,307             $5,035
Interest expense  . . . . . . . . . . .        2,788             2,730            2,572              2,192
Net interest income . . . . . . . . . .        2,920             2,712            2,735              2,843
Provision for loan losses . . . . . . .           92                92               91                 90
Net income  . . . . . . . . . . . . . .          935               794              706                819
Earnings per share  . . . . . . . . . .        $1.06             $0.90            $0.80              $0.93

                                                                         1994
QUARTER ENDED                              DECEMBER 31     SEPTEMBER 30         JUNE 30           MARCH 31
                                           ---------------------------------------------------------------
Interest income . . . . . . . . . . . .       $4,880            $4,625           $4,335             $4,263
Interest expense  . . . . . . . . . . .        2,041             1,852            1,667              1,637
Net interest income . . . . . . . . . .        2,839             2,773            2,668              2,626
Provision for loan losses . . . . . . .           46                46              182                180
Net income  . . . . . . . . . . . . . .          922               790              596                629
Earnings per share  . . . . . . . . . .        $1.04             $0.90            $0.67              $0.71


FOURTH QUARTER RESULTS - 1995 VERSUS 1994
Net income for the fourth quarter of 1995 increased $13,000 ($.02 per share) from the fourth quarter of 1994. The primary reason for the increase in net income was the increase in net interest income due to recoveries net of the increased provision for possible loan losses due to increased loan growth.

MARKET FOR THE FIRST JERMYN CORP. COMMON STOCK
The stock of the First Jermyn Corp. is not listed or traded on a recognized securities exchange and is inactively traded. Range of sale prices is gained when available from purchaser or seller at time of transfer for sales of 100 shares or more. Quarterly highs and lows are presented below:

                                                    1995                       1994                      1993
Quarter                                        High         Low          High          Low        High         Low
                                              ------------------        -------------------      -------------------
First . . . . . . . . . . . . . . . . .       $33.50      $31.63        $30.00       $28.50      $28.00       $28.00
Second  . . . . . . . . . . . . . . . .       $33.75      $32.00        $31.00       $31.00      $28.75       $28.75
Third . . . . . . . . . . . . . . . . .       $34.50      $32.25        $32.00       $32.00      $29.00       $28.00
Fourth  . . . . . . . . . . . . . . . .       $36.00      $33.50        $32.00       $31.00      $30.00       $28.50

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars, Except Per Share Information)

                                                                                   December 31

                                                                              1995            1994
                                                                            --------       --------
ASSETS:
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . .        $12,341        $10,659
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . . .          1,860              -
Securities available for sale . . . . . . . . . . . . . . . . . . . .         13,375         15,971
Mortgage-backed securities available
  for sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26,206         14,267
Investment securities total market
  value - (1995 - $77,394, 1994 - $60,662)  . . . . . . . . . . . . .         75,317         62,226
                                                                            --------       --------
Loans, gross  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        174,470        168,808
                                                                            --------       --------
  Less:
    Unearned discount and origination fees  . . . . . . . . . . . . .         (1,128)        (1,296)
    Allowance for loan losses . . . . . . . . . . . . . . . . . . . .         (3,015)        (2,835)
                                                                            --------       --------
           Loans, net . . . . . . . . . . . . . . . . . . . . . . . .        170,327        164,677
                                                                            --------       --------
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . .          2,551          2,191
Bank premises, leasehold improvements
  and furniture and equipment - net   . . . . . . . . . . . . . . . .          5,190          4,719
Real estate owned other than bank premises  . . . . . . . . . . . . .            296            574
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,523          2,731
                                                                            --------       --------
            Total assets  . . . . . . . . . . . . . . . . . . . . . .       $309,986       $278,015
                                                                            --------       --------
LIABILITIES:
Deposits:
    Non-interest-bearing demand . . . . . . . . . . . . . . . . . . .        $29,071        $26,439
    Interest-bearing  . . . . . . . . . . . . . . . . . . . . . . . .        252,227        224,403
            Total deposits  . . . . . . . . . . . . . . . . . . . . .       281,298         250,842
Federal funds purchased . . . . . . . . . . . . . . . . . . . . . . .              -          1,900
Capitalized lease obligation  . . . . . . . . . . . . . . . . . . . .            891            954
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . .          1,106            732
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .            482            423
                                                                            --------       --------
               Total liabilities  . . . . . . . . . . . . . . . . . .        283,777        254,851
                                                                            --------       --------
SHAREHOLDERS' EQUITY:
Common stock, $1.25 par value, authorized,
     2,500,000 shares; outstanding 899,885 shares . . . . . . . . . .          1,125          1,125
Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,876          3,876
Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . .         21,944         19,708
Unrealized loss on securities available for sale, net of tax  . . . .           (540)        (1,349)
Less: Treasury stock - at cost (15,205 shares)  . . . . . . . . . . .           (196)          (196)
                                                                            --------       --------
               Total shareholders' equity . . . . . . . . . . . . . .         26,209         23,164
                                                                            --------       --------
                   Total liabilities and shareholders' equity . . . .       $309,986       $278,015
                                                                            --------       --------

          See accompanying notes to consolidated financial statements.

20



CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars, Except Per Share Information)

                                                                               For the Year Ended December 31
                                                                               1995         1994        1993
                                                                             -------      -------     -------
Interest income:
     Interest and fees on loans   . . . . . . . . . . . . . . . . . .        $14,813      $13,058     $13,224
     Interest and dividends on securities:
          U.S. Treasury . . . . . . . . . . . . . . . . . . . . . . .          4,710        4,133       3,789
          U.S. government agencies  . . . . . . . . . . . . . . . . .              5            6          24
          Collateralized mortgage obligations of U.S.
               government agencies and corporations . . . . . . . . .          1,209          623         132
          State and political subdivisions  . . . . . . . . . . . . .            375           86          51
          Other taxable debt  . . . . . . . . . . . . . . . . . . . .             46           42          66
          Taxable equity  . . . . . . . . . . . . . . . . . . . . . .              9            9           9
     Interest on Federal funds sold . . . . . . . . . . . . . . . . .            325          146         106
                                                                             -------      -------     -------
                    Total interest income . . . . . . . . . . . . . .         21,492       18,103      17,401
                                                                             -------      -------     -------
Interest expense:
     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10,190        7,094       7,025
     Federal funds purchased  . . . . . . . . . . . . . . . . . . . .              1            6           -
     Capitalized lease obligation . . . . . . . . . . . . . . . . . .             91           97         102
                                                                             -------      -------     -------
                    Total interest expense  . . . . . . . . . . . . .         10,282        7,197       7,127
                                                                             -------      -------     -------
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . .         11,210       10,906      10,274
Provision for loan losses   . . . . . . . . . . . . . . . . . . . . .            365          454       1,403
                                                                             -------      -------     -------
Net interest income after provision for loan losses . . . . . . . . .         10,845       10,452       8,871
Non-interest income:
     Service charges and fees . . . . . . . . . . . . . . . . . . . .            539          484         498
     Security gains - net   . . . . . . . . . . . . . . . . . . . . .              -            -           2
     Gain on sale of loans - net  . . . . . . . . . . . . . . . . . .             10           -            -
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             33           93           -
                                                                             -------      -------     -------
                    Total non-interest income . . . . . . . . . . . .            582          577         500
                                                                             -------      -------     -------
Non-interest expense:
     Salaries and benefits  . . . . . . . . . . . . . . . . . . . . .          3,315        3,077       2,885
     Net occupancy and furniture/equipment expense  . . . . . . . . .            990          936         885
     Data processing services . . . . . . . . . . . . . . . . . . . .            424          418         429
     FDIC insurance . . . . . . . . . . . . . . . . . . . . . . . . .            288          532         492
     Other expense  . . . . . . . . . . . . . . . . . . . . . . . . .          1,787        1,763       1,593
                                                                             -------      -------     -------
                    Total non-interest expense  . . . . . . . . . . .          6,804        6,726       6,284
                                                                             -------      -------     -------
Income before Federal income tax provision  . . . . . . . . . . . . .          4,623        4,303       3,087
Federal income tax provision  . . . . . . . . . . . . . . . . . . . .          1,369        1,366         927
                                                                             -------      -------     -------
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $3,254       $2,937      $2,160
                                                                             -------      -------     -------
Per share information:
     Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .          $3.68        $3.32       $2.44
                                                                             -------      -------     -------
     Weighted average shares outstanding  . . . . . . . . . . . . . .        884,680      884,680     884,680
                                                                             -------      -------     -------

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In Thousands of Dollars, Except Per Share and Par Value Amounts)



                                                                               Common
                                                                                Stock
                                                                              Par Value                Retained
                                                                                $1.25      Surplus     Earnings
                                                                              ---------    -------     --------
Balance, January 1, 1993  . . . . . . . . . . . . . . . . . . . . . .          $1,125        3,876      16,426

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -            -       2,160

Cash dividends ($1.00 per share)  . . . . . . . . . . . . . . . . . .               -            -        (885)
                                                                              -------      -------     -------

Balance, December 31, 1993  . . . . . . . . . . . . . . . . . . . . .          $1,125        3,876      17,701

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -            -       2,937

Cash dividends ($1.05 per share)  . . . . . . . . . . . . . . . . . .               -            -        (930)

Effect of initial adoption of SFAS No. 115, net of tax  . . . . . . .               -            -           -

Net unrealized losses on
     securities available for sale, net of tax  . . . . . . . . . . .               -            -           -
                                                                              -------      -------     -------

Balance, December 31, 1994  . . . . . . . . . . . . . . . . . . . . .          $1,125        3,876      19,708

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -            -       3,254

Cash dividends ($1.15 per share)  . . . . . . . . . . . . . . . . . .               -            -      (1,018)

Net unrealized gains on
     securities available for sale, net of tax  . . . . . . . . . . .               -            -           -
                                                                              -------      -------     -------

Balance, December 31, 1995  . . . . . . . . . . . . . . . . . . . . .          $1,125        3,876      21,944
                                                                              -------      -------     -------

                                                                           Net Unrealized
                                                                             Losses On
                                                                             Securities
                                                                             Available         Treasury
                                                                              For Sale          Stock     Total
                                                                              --------          -----     -----
Balance, January 1, 1993  . . . . . . . . . . . . . . . . . . . . . .                 -          (196)   21,231

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -             -     2,160

Cash dividends ($1.00 per share)  . . . . . . . . . . . . . . . . . .                 -             -      (885)
                                                                                -------       -------   -------

Balance, December 31, 1993  . . . . . . . . . . . . . . . . . . . . .                 -          (196)   22,506

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -             -     2,937

Cash dividends ($1.05 per share)  . . . . . . . . . . . . . . . . . .                 -             -      (930)

Effect of initial adoption of SFAS No. 115, net of tax  . . . . . . .             1,185             -     1,185

Net unrealized losses on
     securities available for sale, net of tax  . . . . . . . . . . .            (2,534)            -    (2,534)
                                                                                -------       -------   -------


Balance, December 31, 1994  . . . . . . . . . . . . . . . . . . . . .            (1,349)         (196)   23,164

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -             -     3,254

Cash dividends ($1.15 per share)  . . . . . . . . . . . . . . . . . .                 -             -    (1,018)

Net unrealized gains on
     securities available for sale, net of tax  . . . . . . . . . . .               809             -       809
                                                                                -------       -------   -------
Balance, December 31, 1995  . . . . . . . . . . . . . . . . . . . . .              (540)         (196)   26,209
                                                                                -------       -------   -------

          See accompanying notes to consolidated financial statements.

22

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

                                                                              For the Year Ended December 31
                                                                               1995         1994        1993
                                                                             -------      -------     -------
OPERATING ACTIVITIES:
     Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    3,254   $    2,937    $  2,160
          Adjustments to reconcile net income to net cash
          provided by operating activities:
          Provision for loan losses . . . . . . . . . . . . . . . . .            365          454       1,403
          Depreciation and amortization of investment
               securities, bank premises, leasehold improvements
               and furniture and equipment  . . . . . . . . . . . . .            461          441       1,025
          Deferred income tax benefit   . . . . . . . . . . . . . . .             -           (40)       (203)
          Gain on calls of securities - net   . . . . . . . . . . . .             -             -          (2)
          Gain on sales of loans - net  . . . . . . . . . . . . . . .            (10)           -           -
          Loss on disposition of real estate  . . . . . . . . . . . .             21           41         129
          Increase in interest receivable and other assets  . . . . .           (152)        (651)       (211)
          Increase (decrease) in interest payable and other liabilities          433          253        (248)
          Other   . . . . . . . . . . . . . . . . . . . . . . . . . .              -           40           -
                                                                          ----------   ----------    --------
                    Net cash provided by operating activities . . . .          4,372        3,475       4,053
                                                                          ----------   ----------    --------

INVESTING ACTIVITIES:
     Maturities of securities available for sale  . . . . . . . . . .         13,241       13,237           -
     Maturities of mortgage-backed securities available for sale  . .            510            -           -
     Maturities of investment securities  . . . . . . . . . . . . . .          3,633            -      17,422
     Purchases of securities available for sale . . . . . . . . . . .        (10,443)      (9,175)          -
     Purchases of mortgage-backed securities available for sale . . .        (11,944)      (3,952)          -
     Purchases of investment securities . . . . . . . . . . . . . . .        (16,622)     (10,616)    (53,549)
     Net (increase) decrease in loans . . . . . . . . . . . . . . . .         (6,315)      (6,350)     10,968
     Purchases of bank premises, leasehold improvements
               and furniture and equipment - net  . . . . . . . . . .           (932)        (231)       (292)
     Sales of assets acquired through foreclosure . . . . . . . . . .            567          589         457
                                                                          ----------   ----------    --------
                    Net cash used in investing activities . . . . . .        (28,305)     (16,498)    (24,994)
                                                                          ----------   ----------    --------

FINANCING ACTIVITIES:
     Net increase in non-interest-bearing demand deposits
          and interest-bearing deposits . . . . . . . . . . . . . . .         30,456       11,835      19,553
     Proceeds from Federal funds purchased  . . . . . . . . . . . . .             -         1,900           -
     Repayment of Federal funds purchased . . . . . . . . . . . . . .         (1,900)          -            -
     Principal payments on capitalized lease obligation . . . . . . .            (63)         (58)        (52)
     Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . .         (1,018)        (930)       (885)
                                                                          ----------   ----------    --------
                    Net cash provided by financing activities . . . .         27,475       12,747      18,616
                                                                          ----------   ----------    --------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . .     $    3,542   $     (276)   $ (2,325)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR . . . . . . . . . . .     $   10,659   $   10,935    $ 13,260
                                                                          ----------   ----------    --------
 CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . .     $   14,201   $   10,659    $ 10,935
                                                                          ----------   ----------    --------

 CASH PAID DURING THE YEAR:
      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    9,908   $    6,999    $  7,130
                                                                          ----------   ----------    --------
      Federal income taxes  . . . . . . . . . . . . . . . . . . . . .     $    1,372   $    1,425    $  1,430
                                                                          ----------   ----------    --------

 NON CASH TRANSACTIONS
      Change in unrealized (gains) losses on securities available for
         sale, net of tax   . . . . . . . . . . . . . . . . . . . . .     $     (809)  $    1,349    $      -
                                                                          ----------   ----------    --------
      Transfers of loans to real estate owned other than
         bank premises  . . . . . . . . . . . . . . . . . . . . . . .     $      310   $      688    $    126
                                                                          ----------   ----------    --------
      Transfer of securities from available for sale to
         investment securities  . . . . . . . . . . . . . . . . . . .     $        -   $   45,000    $      -
                                                                          ----------   ----------    --------

          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The First Jermyn Corp. is a bank holding company whose principal subsidiary is The First National Bank of Jermyn which operates 5 offices in Lackawanna County, PA. The Bank provides a range of banking services typically associated with a community bank, the most important of which are the taking of deposits and granting of loans to both individuals and corporations within its market area.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION
The accompanying consolidated financial statements of The First Jermyn Corp. and subsidiaries (Company) include the accounts of The First Jermyn Corp., The First National Bank of Jermyn (Bank) and First of Jermyn Realty Company, Inc. (inactive since inception). All significant intercompany balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of deferred tax assets. In connection with the determination of the allowances for possible loan losses and real estate owned, management obtains independent appraisals for significant properties to the extent considered practical.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for periods ranging up to thirty days.

SECURITIES
Securities include investment and mortgage-backed securities, corporate bonds and certain equity securities.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). SFAS No. 115 requires that investments in equity securities that have a readily determinable fair value and investments in debt securities be classified into categories and accounted for as follows:

     - Debt securities that the Company positively intends to hold to maturity are classified as "held-to-maturity" and are reported at amortized cost.

     - Debt and equity securities purchased with the intention of selling them in the near future are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in net income.

     - Debt and equity securities not classified in either of the above are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity.

There were no investment or mortgage-backed securities classified as "trading" during 1995 or 1994.

Prior to 1994, investment and mortgage-backed securities held for investment were carried at cost, adjusted for amortization of premium and accretion of discount, because the Company had the ability and management had the intent to hold such securities to maturity.

Premiums and discounts on debt securities are recognized as interest income using a level yield over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The specific identification method is used to determine realized gains and losses on sales of investment and mortgage-backed securities.

LOANS
Loans are stated net of deferred fees and costs and unearned discount. Loan interest income is accrued using various methods which approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans.

Non-accrual loans are those on which the accrual of interest has ceased. Loans are placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed

24

on non-accrual status. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest in accordance with the Company's previously established loan-to-value policies.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

While management utilizes the latest available information to determine the potential for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions as well as adverse changes in the financial condition of borrowers. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the Company or the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Effective in the first quarter of 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, which require that impaired loans be measured based on the present value of expected future cash flows discounted at the loans effective interest rate, the loans' observable market price, or the fair value of the underlying collateral. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material impact on the Company's financial position, shareholders' equity or results of operations for the year ended December 31, 1994.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements and additions are capitalized. Depreciation expense is computed on the straight line basis over the estimated useful lives of the assets, (ranging from 5 to 40 years), or for leasehold improvements, over the life of the related lease if less than the estimated useful life. Accelerated methods are used in depreciating certain assets for income tax purposes.

REAL ESTATE OWNED OTHER THAN BANK PREMISES
Real estate owned is recorded at the lower of the recorded investment in the loan or fair value less estimated disposal costs. Costs subsequently incurred to improve the assets are included in the carrying value provided that the resultant carrying value does not exceed fair value less estimated disposal costs. Costs relating to holding the assets are charged to expense in the current period. An allowance for estimated losses is provided when declines in fair value below the carrying value are identified. Net costs of assets acquired through foreclosure includes costs of holding and operating the assets, net gains or losses on sales of these assets and provisions for losses to reduce such assets to fair value less estimated disposal costs.

INCOME TAXES
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.

The First Jermyn Corp. and its subsidiaries file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

RETIREMENT PLAN
The First National Bank of Jermyn has a retirement plan which covers substantially all employees. The provisions of SFAS No. 87, Employers' Accounting for Pensions are utilized to calculate net pension cost.

EARNINGS PER COMMON SHARE
Earnings per common share are computed based on the weighted average number of shares outstanding during each period.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amounts of those reserve balances approximated $ 1,158,000 and $ 1,115,000 in 1995 and 1994, respectively.

3. SECURITIES
The amortized cost and fair value of securities is shown below (in thousands):



                                                                               Gross        Gross
                                                                            Amortized     Unrealized     Unrealized   Fair
                                                                               Cost         Gains          Losses     Value
                                                                            ---------     ----------    -----------  -------
SECURITIES AVAILABLE FOR SALE:
DECEMBER 31, 1995
     U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . .           $13,046         $179        $   -      $13,225
     Marketable equity  . . . . . . . . . . . . . . . . . . . . . .               150            -            -          150
                                                                              -------      -------      -------      -------
                                                                              $13,196         $179        $   -      $13,375
                                                                              -------      -------      -------      -------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE:
DECEMBER 31, 1995
     Collateralized mortgage obligations
       of U.S. government agencies and and corporations . . . . . .           $14,353          $25        ($476)     $13,902
       Mortgage-backed securities . . . . . . . . . . . . . . . . .            12,113          200           (9)      12,304
                                                                              -------      -------      -------      -------
                                                                              $26,466         $225        ($485)     $26,206
                                                                              -------      -------      -------      -------
INVESTMENT SECURITIES HELD TO MATURITY:
DECEMBER 31, 1995
     U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . .           $56,538       $1,697          ($7)     $58,228
     U.S. government agencies . . . . . . . . . . . . . . . . . . .                61            -            -           61
     Obligations of states and political subdivisions . . . . . . .            18,266          394          (10)      18,650
     Corporate obligations  . . . . . . . . . . . . . . . . . . . .               202            3            -          205
     Foreign debt . . . . . . . . . . . . . . . . . . . . . . . . .               250            -            -          250
                                                                              -------      -------      -------      -------
                                                                              $75,317       $2,094         ($17)     $77,394
                                                                              -------      -------      -------      -------
SECURITIES AVAILABLE FOR SALE:
DECEMBER 31, 1994
     U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . .           $15,948           $3        ($130)     $15,821
     Marketable equity  . . . . . . . . . . . . . . . . . . . . . .               150            -            -          150
                                                                              -------      -------      -------      -------
                                                                              $16,098           $3        ($130)     $15,971
                                                                              -------      -------      -------      -------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE:
DECEMBER 31, 1994
     Collateralized mortgage obligations of U.S. government agencies
     and corporations . . . . . . . . . . . . . . . . . . . . . . .            $8,703         $  -        ($765)      $7,938
       Collateralized mortgage obligations of private corporation .                 5            -            -            5
       Mortgage-backed securities . . . . . . . . . . . . . . . . .             6,583            -         (259)       6,324
                                                                              -------      -------      -------      -------
                                                                              $15,291         $  -      ($1,024)     $14,267
                                                                              -------      -------      -------      -------
INVESTMENT SECURITIES HELD TO MATURITY:
DECEMBER 31, 1994
     U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . .           $58,770         $  -      ($1,444)     $57,326
     U.S. government agencies . . . . . . . . . . . . . . . . . . .                62            -            -           62
     Obligations of states and political subdivisions . . . . . . .             2,837            -         (113)       2,724
     Corporate obligations  . . . . . . . . . . . . . . . . . . . .               307            -           (7)         300
     Foreign debt . . . . . . . . . . . . . . . . . . . . . . . . .               250            -            -          250
                                                                              -------      -------      -------      -------
                                                                              $62,226         $  -      ($1,564)     $60,662
                                                                              -------      -------      -------      -------

Upon implementation of SFAS No. 115, the Bank's strategy was to classify all securities in the investment portfolio as available for sale in order to provide maximum liquidity and flexibility. During the first six months of 1994, the Bank monitored closely its liquidity position and asset/liability gap position using new modeling techniques. Based on these analyses, the Bank redefined its determination of liquidity needs and identified approximately $45,000,000 of securities (consisting of all municipal bonds, U.S. Treasury securities with maturities generally greater than two years, and various other securities with maturities generally greater than two years) which the Bank believes it has the ability and intent to hold to maturity. As a result, on June 30, 1994, the Bank transferred these securities to the investment securities held to maturity portfolio at fair value in accordance with Paragraph 15 of SFAS No. 115. The remaining unrealized loss of $487,000, net of tax, continues to be reported as a component of shareholders' equity and is being amortized over the remaining lives of the individual securities as an adjustment to yield. In addition, none of the securities reclassified to the investment securities held to maturity portfolio at June 30, 1994 were subsequently transferred to securities available for sale in connection with the FASB's issuance of its Special Report in November 1995.

The amortized cost and fair value of securities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Held-to-maturity                  Available-for-sale
                                                Amortized Cost        Fair Value   Amortized Cost        Fair Value
                                                --------------        ----------   --------------        ----------
Within one year . . . . . . . . . . . . . .         $20,294            $20,445         $2,996              $3,012
After one year but within five years  . . .          36,921             38,467         10,050              10,213
After five years but within ten years . . .           2,040              2,096              -                   -
After ten years . . . . . . . . . . . . . .          16,062             16,386              -                   -
Marketable equity . . . . . . . . . . . . .               -                  -            150                 150
                                                    -------            -------        -------             -------
Total . . . . . . . . . . . . . . . . . . .         $75,317            $77,394        $13,196             $13,375
                                                    -------            -------        -------             -------

Proceeds, gross realized gains, and gross realized losses on sales/calls of securities were $0, $0, and $0 for 1995 and 1994, respectively; and $0, $2,000 and $0 for 1993, respectively.

At December 31, 1995 and 1994, securities with an amortized cost of approximately $16,697,161 and $7,381,461 (fair value of approximately $17,429,348 and $7,211,264), respectively, were pledged to secure public deposits as required or permitted by law.

4.  LOANS AND REAL ESTATE OWNED OTHER THAN BANK PREMISES

The following is a summary of the Bank's loan portfolio on December 31, 1995 and 1994 (in thousands):

                                                             1995           1994
                                                         --------       --------
Real estate - mortgage  . . . . . . . . . .              $113,334       $107,448
Commercial, financial and agricultural  . .                30,679         37,154
Installment loans . . . . . . . . . . . . .                28,635         21,408
Real estate-construction  . . . . . . . . .                 1,822          2,798
                                                         --------       --------
     Total loans - gross  . . . . . . . . .              $174,470       $168,808
                                                         --------       --------

Less Unearned income  . . . . . . . . . . .                 1,128          1,296
Allowance for loan losses . . . . . . . . .                 3,015          2,835
                                                         --------       --------
Net loans   . . . . . . . . . . . . . . . .              $170,327       $164,677
                                                         --------       --------

A significant portion of the Bank's loans are collateralized by residential and commercial real estate located in Northeastern Pennsylvania with a primary concentration in Lackawanna County. The Bank's primary concentration of credit risk is related to the real estate market in the aforementioned area. The ultimate collectibility of most of the Bank's loan portfolio is greatly affected by the economic conditions within Northeastern Pennsylvania. Management is not aware of any other significant concentrations of credit risk within its loan portfolio.

Presented below are total non-accruing loans of the Bank at December 31, 1995, 1994 and 1993. Also shown is the approximate related amount of interest recorded as income and interest not recorded as income for the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                                             1995           1994           1993
                                                           ------         ------         ------
Non-accrual loans . . . . . . . . . . . . .                $1,978         $3,043         $5,595
                                                           ------         ------         ------
Interest income recorded  . . . . . . . . .                   $92            $29           $141
Interest income not recorded  . . . . . . .                   141            258            363
                                                           ------         ------         ------
     Total possible interest income . . . .                  $233           $287           $504
                                                           ------         ------         ------

At December 31, 1995, the Bank had impaired loans totalling approximately $1,423,000, all of which had a related allowance for impairment. The allowance for losses on impaired loans totalled $238,000 at December 31, 1995. The average balance of impaired loans for 1995 was $1,649,000. There were no charge-offs or recoveries on impaired loans during 1995. The Bank recognizes interest income on impaired loans on a cash basis method. Total interest income recognized on impaired loans totalled $31,000 for the year ended December 31, 1995.

The following table presents the amounts due the Bank from principal officers, directors and their related businesses in excess of $60,000 as of each December
31. The indebtedness was incurred in the ordinary course of business, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (in thousands):

                                                         Year Ended
                                                   1995                1994
                                                 ------              ------
Balance, at beginning of year . . . . . . .      $3,418              $3,743
Reclassification of beginning balance . . .           -                 223
Additions . . . . . . . . . . . . . . . . .       1,298                  27
Repayments    . . . . . . . . . . . . . . .      (1,987)               (575)
                                                 ------              ------
Balance, at end of year . . . . . . . . . .      $2,729              $3,418
                                                 ------              ------

An analysis of real estate owned other than Bank premises for 1995 and 1994 follows (in thousands):

                                                         Year Ended
                                                   1995                1994
                                                   ----                ----
Balance, at beginning of year . . . . . . .        $574                $516
Transfers from real estate -
  commercial and real estate loans category         310                 688
Real estate sales . . . . . . . . . . . . .        (567)               (589)
Loss on disposition of real estate    . . .         (21)                (41)
                                                   ----                ----
Balance, at end of year . . . . . . . . . .        $296                $574
                                                   ----                ----

5. ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the Bank's allowance for loan losses is as follows (in thousands):

                                                             1995           1994           1993
                                                           ------         ------         ------
Balance, January 1  . . . . . . . . . . . .                $2,835         $2,849         $2,382
Recoveries credited to allowance  . . . . .                    89             99             77
Provision charged to operations . . . . . .                   365            454          1,403
Losses charged to allowance . . . . . . . .                  (274)          (567)        (1,013)
                                                           ------         ------         ------
Balance, December 31  . . . . . . . . . . .                $3,015         $2,835         $2,849
                                                           ------         ------         ------

6. BANK PREMISES, LEASEHOLD IMPROVEMENTS, AND FURNITURE AND EQUIPMENT

A summary of the Company's bank premises, leasehold improvements and furniture and equipment is as follows (in thousands):

                                                        December 31
                                                   1995                1994
                                                 ------              ------
Land and buildings  . . . . . . . . . . . .      $3,964              $3,306
Land under capitalized lease  . . . . . . .         302                 302
Bank premises and leasehold improvements
     under capitalized lease  . . . . . . .       1,708               1,708
Furniture and equipment . . . . . . . . . .       2,586               2,488
          Total at cost . . . . . . . . . .       8,560               7,804
Less: Accumulated depreciation and
          amortization  . . . . . . . . . .      (3,370)             (3,085)
                                                 ------              ------
Net bank premises, leasehold improvements
     and furniture and equipment  . . . . .      $5,190              $4,719
                                                 ------              ------

The provision for depreciation and amortization of bank premises and leasehold improvements under capitalized lease was $440,000, $431,000 and $433,000 in 1995, 1994 and 1993 respectively.

7. DEPOSITS

Interest-bearing deposits at December 31, 1995 and 1994 includes NOW accounts of $19,177,000 and $18,996,000 respectively.

The following table summarizes the maturity distribution of certificates of deposit greater than $100,000 at December 31, 1995 and 1994 (in thousands):

                                                             1995           1994
                                                          -------        -------
Three months or less  . . . . . . . . . . .               $16,569        $ 8,757
Over three months through twelve months . .                 8,852          6,468
Over one year through five years  . . . . .                 1,372            626
                                                          -------        -------
          Total . . . . . . . . . . . . . .               $26,793        $15,851
                                                          -------        -------

Interest expense approximated $1,214,000, $559,000, and $517,000 for certificates of deposit greater than $100,000 in the years ended December 31, 1995, 1994 and 1993, respectively.

8. CAPITALIZED LEASE OBLIGATION

The Bank has capitalized a noncancelable lease for two office buildings which expires in the year 2004. The lease requires payment of property taxes, maintenance costs and insurance on the properties.

Future minimum payments, by year and in the aggregate, under the capitalized lease obligation are as follows (in thousands):

1996  . . . . . . . . . . . . . . . . . . .               $   155
1997  . . . . . . . . . . . . . . . . . . .               $   155
1998  . . . . . . . . . . . . . . . . . . .               $   155
1999  . . . . . . . . . . . . . . . . . . .               $   155
Thereafter  . . . . . . . . . . . . . . . .               $   720
                                                          -------
Total minimum lease payments  . . . . . . .               $ 1,340
Less amount representing interest . . . . .               $  (449)
                                                          -------
Present value of net minimum lease payments               $   891
                                                          -------

9. RETIREMENT PLAN

The Bank has a noncontributory defined benefit retirement plan which covers all eligible employees. The Bank's plan provides retirement benefits based upon years of service and average compensation during the three years preceding retirement. The Bank's annual funding policy is to contribute an amount that can be deducted for Federal income tax purposes, using an actuarial cost method (Aggregate Cost Method) and assumptions, which differ from those used for financial reporting. Contributions are intended to provide not only for benefits attributable to service to date, but also for those benefits expected to be earned in the future. The contributions for 1995, 1994 and 1993 approximated $221,000, $204,000 and $202,000, respectively.

The following table sets forth the Bank's plan's funded status as of December 31, 1995 and 1994 and amounts recognized in the consolidated balance sheets at December 31, 1994 and 1993 (in thousands):


                                                                                  December 31
Projected benefit obligation:                                               1995                1994
          Accumulated benefit obligation:
                      Vested benefits . . . . . . . . . . . . . . . .     $3,062              $2,511
                      Non-vested benefits . . . . . . . . . . . . . .        243                  77
                                                                          ------              ------
                               Accumulated benefit obligation total .      3,305               2,588
          Effect of projected future compensation levels  . . . . . .      1,499               1,158
                                                                          ------              ------
Projected benefit obligation total  . . . . . . . . . . . . . . . . .      4,804               3,746
Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . .      4,894               3,973
                                                                          ------              ------
Projected benefit obligation total less than plan assets at fair value        90                 227
Unrecognized net (gain) loss  . . . . . . . . . . . . . . . . . . . .       (175)               (368)
                                                                          ------              ------
Unrecognized transaction obligation . . . . . . . . . . . . . . . . .         53                  57
                                                                          ------              ------
Accrued pension cost included on consolidated balance sheet   . . . .     $  (32)             $  (84)
                                                                          ------              ------

          Net pension cost for 1995, 1994 and 1993 included the following components (in thousands):

                                                                  1995           1994           1993
                                                                  ----           ----           ----
Service cost  . . . . . . . . . . . . . . . . . . . .             $149           $167           $136
Interest cost . . . . . . . . . . . . . . . . . . . .              310            286            278
Actual return on plan assets  . . . . . . . . . . . .             (825)             4           (303)
Amortization of transitional obligation . . . . . . .                4              4              1
Amortization of unrecognized net gain . . . . . . . .                -              -              -
Asset gain (loss) deferred  . . . . . . . . . . . . .              531           (299)            31
                                                                  ----           ----           ----
Net pension cost  . . . . . . . . . . . . . . . . . .             $169           $162           $143
                                                                  ----           ----          -----

In determining the estimated costs of the plan, the weighted-average discount rate used was 7.00%, 8.06% and 6.95% for 1995, 1994 and 1993, respectively.
The weighted-average rate of increase in compensation levels was 4.50%, compounded annually for 1995 and 1994 and 4.25% for 1993. The weighted-average expected long-term rate of return on plan assets used in determining net periodic pension cost was 7.50%. The plan's assets consist primarily of common trust funds (Employee Benefit Income Fund) and short-term investments (Trust for United States Treasury Obligations) administered by an independent bank.

10. INCOME TAXES

The components of federal income tax expense (benefits) are as follows (in thousands):

                                                                  1995           1994           1993
                                                                  ----           ----           ----
Current . . . . . . . . . . . . . . . . . . . . . . .           $1,380         $1,406         $1,130
Deferred  . . . . . . . . . . . . . . . . . . . . . .              (11)           (40)          (203)
                                                                ------         ------         ------
                                                                $1,369         $1,366         $  927
                                                                ------         ------         ------

A reconciliation of the income tax expense in the accompanying statements of income with the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows (in thousands):

                                                                  1995           1994           1993
                                                                ------         ------         ------
Tax expense at 34% rate . . . . . . . . . . . . . . .           $1,572         $1,463         $1,050
Interest from tax exempt loans and investments, net .             (204)           (98)          (124)
Other, net  . . . . . . . . . . . . . . . . . . . . .                1              1              1
                                                                ------         ------         ------
Income tax expense  . . . . . . . . . . . . . . . . .           $1,369         $1,366         $  927
                                                                ------         ------         ------

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, in accordance with SFAS No. 109 are presented below (in thousands):

                                                                       1995                1994
                                                                     ------              ------
Deferred tax assets:
         Unrealized losses on securities
           available for sale . . . . . . .                          $  278              $  693
         Allowance for loan losses  . . . .                             716                 655
         Deferred loan fees . . . . . . . .                             373                 438
         Deferred directors fees  . . . . .                              69                  59
         Others, net  . . . . . . . . . . .                             166                 150
                                                                     ------              ------
Total gross deferred tax assets . . . . . .                           1,602               1,995
Less valuation allowance  . . . . . . . . .                               -                   -
Net deferred tax assets . . . . . . . . . .                           1,602               1,995
                                                                     ------              ------
Deferred tax liabilities:
         Depreciation . . . . . . . . . . .                            (125)               (130)
         Prepaid Pension  . . . . . . . . .                             (16)                  -
                                                                     ------              ------
Total gross deferred tax liabilities  . . .                            (141)               (130)
                                                                     ------              ------
Net deferred tax asset  . . . . . . . . . .                          $1,461              $1,865
                                                                     ------              ------

Based on the Company's current and past taxable history and the anticipated level of future taxable income, management of the Company believes the existing deductible temporary differences will, more likely than not, reverse in future periods in which the Company generates net taxable income. Accordingly, the Company does not believe a valuation allowance is necessary at December 31, 1995. There can be no assurance, however, that the Company will generate any earnings or any specific level of continued earnings.

11. FUNDS FLOW RESTRICTIONS

National bank regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under this limitation, the payment in any year is limited to the net profits (as defined by the regulations) for that year plus the retained net profits (as defined by the regulations) for the preceding two years. The Company and Bank are also subject to minimum capital levels which could minimize payment of dividends. The Company and Bank currently have capital levels which are in excess of minimum capital level ratios required by the Company or Bank. The limit on dividends by the Bank to the Company as of December 31, 1995, was approximately $5,518,000.

Federal bank laws and regulations prohibit the Bank from extending credit to the Company in excess of its capital and surplus (as defined by the regulations). The Bank limit on extension of credit to the Company was approximately $4,452,000 as of December 31, 1995.

12. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments include various commitments to extend credit. At December 31, 1995, approximate unused commitments were as follows (in thousands):

       Revolving home equity lines  . . . .                         $ 2,715
       Real estate-mortgages  . . . . . . .                           1,265
       Standby letters of credit  . . . . .                           1,007
       Other  . . . . . . . . . . . . . . .                           1,010
                                                                    -------
                      Total . . . . . . . .                         $ 5,997
                                                                    -------

The Bank does not anticipate any material losses as a result of its commitments.

Legal Proceedings
In the normal course of business, various legal proceedings are incurred. While it is difficult to predict or determine the ultimate outcome, in the opinion of management, there are no current proceedings which are expected to materially affect the Company's financial position, operating results and/or liquidity.

Concentrations of Credit Risk
The Bank considers its primary market area for lending and savings activities to be the Northeastern region of Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial factor in its debtor's ability to honor their contractual obligation is the economic stability of the region.

13. PENNSYLVANIA CAPITAL SHARES TAX

During 1983, the Commonwealth of Pennsylvania (Commonwealth) passed a Single Excise Tax to offset capital shares tax refunds allowed by a Commonwealth court case. The 1983 Commonwealth court case confirmed that the capital shares tax base must be reduced by United States government obligations. During 1989, the Commonwealth Court declared the Single Excise Tax unconstitutional. To offset the significant refunds due banks operating within the Commonwealth as a result of the unconstitutional tax, the Commonwealth increased the capital shares tax rate from 1.075% to 10.77% for 1989.

The Bank paid its increased 1989 capital shares tax in October, 1989, and April, 1990. In 1989, the Bank also filed a petition for a cash refund of its 1983 Single Excise Tax amounting to approximately $715,000 (excluding interest income) and reflected the $715,000 claim for refund as an asset. In March, 1991, the Commonwealth's Board of Finance and Revenue denied its petition for a cash refund of its 1983 Single Excise Tax. The Bank filed a Petition for Review of the Determination of the Commonwealth's Board of Finance and Revenue in April, 1991. The Petition for Review of the Determination was accepted and the original denial of the cash refund was overturned. In 1994, the Bank received its refund of $715,000 plus interest on the balance due to the Bank in the amount of approximately $92,500. The $92,500 was recognized as other non-interest income in 1994.

14. PARENT COMPANY FINANCIAL STATEMENTS - THE FIRST JERMYN CORP.
    (Parent Corporation Only)

                  BALANCE SHEETS AT DECEMBER 31, 1995 AND 1994
                           (In Thousands of Dollars)


                                                             1995           1994
                                                          -------        -------
ASSETS:
     Investment in subsidiaries   . . . . .               $26,134        $23,079
     Cash   . . . . . . . . . . . . . . . .                     3              4
     Other Assets   . . . . . . . . . . . .                    72             81
                                                          -------        -------
             Total assets . . . . . . . . .               $26,209        $23,164
                                                          -------        -------
SHAREHOLDERS' EQUITY: . . . . . . . . . . .               $26,209        $23,164
                                                          -------        -------


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                           (In Thousands of Dollars)

                                                                  1995           1994           1993
                                                                ------         ------         ------
EARNINGS OF SUBSIDIARIES
     Dividends received . . . . . . . . . . . . . . .           $1,018           $930           $905
     Undistributed net income . . . . . . . . . . . .            2,237          2,011          1,269
OTHER EXPENSES - NET  . . . . . . . . . . . . . . . .               (1)            (6)           (20)
FEDERAL INCOME TAX BENEFIT  . . . . . . . . . . . . .                -              2              6
                                                                ------         ------         ------
NET INCOME  . . . . . . . . . . . . . . . . . . . . .           $3,254         $2,937         $2,160
                                                                ------         ------         ------


                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                           (In Thousands of Dollars)


                                                                  1995           1994           1993
                                                                ------         ------         ------
OPERATING ACTIVITIES:
     Net income . . . . . . . . . . . . . . . . . . .           $3,254         $2,937         $2,160
          Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation  . . . . . . . . . . . . . . .                -              -              1
          Increase in other assets  . . . . . . . . .                -              -             (4)
          Equity in undistributed net income of subsidiaries    (2,237)        (2,011)        (1,269)
                                                                ------         ------         ------
                    Net cash provided by operating
                      activities  . . . . . . . . . .            1,017            926            888
                                                                ------         ------         ------
FINANCING ACTIVITIES:
     Dividends paid to shareholders   . . . . . . . .           (1,018)          (930)          (885)
                                                                ------         ------         ------
                    Net cash used in financing activities       (1,018)          (930)          (885)
                                                                ------         ------         ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . .               (1)            (4)             3
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . .                4              8              5
                                                                ------         ------         ------
CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . .               $3             $4             $8
                                                                ------         ------         ------
NON-CASH TRANSACTIONS
     Transfer of other assets between parent and
       subsidiary . . . . . . . . . . . . . . . . . .              $(9)            $6           $  -
                                                                ------         ------         ------

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, as amended by SFAS No. 119, requires the Bank to disclose estimated fair value of its financial instruments.

CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD
For cash, due from banks, and federal funds sold the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE
For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS
Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type; commercial, commercial mortgages, construction, residential mortgages and consumer. The fair value of residential mortgage loans are estimated using quoted market prices for sales of whole loans with similar characteristics such as repricing dates, product type and size. For residential loans that reprice frequently, the carrying amount approximates fair value. The fair value of other types of loans for which quoted market prices are not available is estimated by discounting expected future cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities. The fair value of non-performing loans is based on recent external appraisals. Estimated cash flows, discounted using a rate commensurate with the risk associated with the estimated cash flow are utilized if appraisals are not available.

DEPOSIT LIABILITIES
SFAS No. 107 defined the fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, money market and interest-bearing demand deposits and savings deposits, to be equal to the amount payable on demand as of December 31, 1995. The fair value of the remaining time deposits is based on the discounted value of the contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with comparable remaining maturities.

BORROWED FUNDS
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

OFF-BALANCE SHEET INSTRUMENTS
The fair value of off-balance sheet instruments, including commitments to extend credit and stand-by letters of credit, is estimated using the fees currently charged to enter into similar agreements with comparable remaining terms and reflect the present creditworthiness of the counterparties.

The carrying amount and estimated fair value of the Company's financial instruments are as follows (in thousands):

                                                                                December 31
                                                               1995                                    1994
                                                   Carrying              Fair              Carrying              Fair
                                                    Amount              Value               Amount              Value
                                                    -----------------------------------------------------------------
Financial assets:
  Cash and short-term investments . . . . .         $14,201             $14,201            $10,659            $10,659
  Securities available for sale . . . . . .          13,375              13,375             15,971             15,971
  Mortgage-backed
    securities available for sale . . . . .          26,206              26,206             14,267             14,267
  Investment securities . . . . . . . . . .          75,317              77,394             62,226             60,662
  Loans, net  . . . . . . . . . . . . . . .         170,327             170,661            164,677            160,733

Financial liabilities:
  Deposits  . . . . . . . . . . . . . . . .        $281,298            $281,797           $250,842           $249,847
  Borrowed funds  . . . . . . . . . . . . .               -                   -              1,900              1,900

The fair values of the Bank's off-balance sheet financial instruments at December 31, 1995 and 1994 are as follows (in thousands):

                                                                                December 31
                                                               1995                                    1994
                                                   Contract              Fair              Contract              Fair
                                                     Value              Value               Value               Value
                                                    -----------------------------------------------------------------
Off balance sheet instruments:
     Commitments to extend credit . . . . .          $3,980                 $80             $4,001                $80
     Standby letters of credit  . . . . . .           1,007                   -                952                  -
     Other  . . . . . . . . . . . . . . . .           1,010                   -                670                  -

INDEPENDENT AUDITORS' REPORT

[KPMG PEAT MARWICK LLP LETTERHEAD]

To the Shareholders and Board of Directors of The First Jermyn Corp.:

We have audited the accompanying consolidated balance sheets of The First Jermyn Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of The First Jermyn Corp. for the year ended December 31, 1993 were audited by other auditors whose report thereon, dated February 17, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Jermyn Corp. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994.


/s/ KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania
February 9, 1996

                                                                             33A


               [CAVALARI, MCHALE, MATLOWSKI & COMPANY LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors of The First Jermyn Corp.:

     We have audited the accompanying consolidated balance sheets of The First Jermyn Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Jermyn Corp. and subsidiaries as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.


/s/  CAVALARI, MCHALE, MATLOWSKI & COMPANY


Wilkes-Barre, Pennsylvania
February 17, 1994

                       THE FIRST NATIONAL BANK OF JERMYN
                                    OFFICERS

EXECUTIVE OFFICERS
William M. Davis  . . . . . . . . . . . . . . . . . . . . . . . . . . .  President and CEO
Steven R. Tokach  . . . . . . . . . . . . . . . . . . . . . . . . Executive Vice President
Martha Myshak . . . . . . . . . . . . . Vice President & Cashier, Community Office Manager
Donald J. Gibbs . . . . . . . . . . . . . Vice President, Finance/Control Division Manager
Joseph P. D'Oro, Jr.  . . . . . . . . .  Vice President, Support Services Division Manager

COMMERCIAL LENDING
Joseph Tomko  . . . . . . . . . . . . . Senior Vice President, Commercial Services Officer
J. Randall Palko  . . . . . . . . . . . . . .  Vice President, Commercial Services Officer
David H. Lencicki . . . . . . . . .  Assistant Vice President, Commercial Services Officer

COMMUNITY OFFICE MANAGERS
Martha Myshak . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President & Cashier
Jeanne M. Hodak . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President
Theresa A. Daley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President
David C. Griffin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President
Patricia M. Calabro . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Manager

DEALER SERVICES
Samuel DeStefano  . . . . . . . . . . . . . . . . . . . . . . . .  Vice President, Manager
Richard Rossi . . . . . . . . . . . . . . . .  Assistant Vice President, Assistant Manager

CUSTOMER SERVICE OFFICERS
Florence Lepri
Helen Sudlesky
Maryann Smith
Donna Davis

LOAN ADMINISTRATION - QUALITY CONTROL
Paul Pizzichemi . . . . . . . . . . . . . . . . . . . . . . . . .  Vice President, Manager
Mary Caviston . . . . . . . . . . . . . . .  Vice President, Credit Administration Manager
Joan Lasichak . . . . . . . . . . . . . . . . . . . . Assistant Vice President, Supervisor

DEPOSIT OPERATIONS
Mary Tracewski  . . . . . . . . . . . . . . . . . . . .  Assistant Vice President, Manager

DATA PROCESSING OPERATIONS
Dolores Coviello  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Manager

AUDIT
Vincent Munley  . . . . . . . . . . . . . . . . . . . . . . . . .  Vice President, Auditor

HUMAN RESOURCES
Carol Scriven . . . . . . . . . . . . . . . . . . . . .  Assistant Vice President, Manager

LOAN REVIEW
Nancy Mastrucci . . . . . . . . . . . . . . . . . . .  Vice President, Loan Review Officer

                       THE FIRST NATIONAL BANK OF JERMYN
                                   DIRECTORS

Kuzma Leschak, Jr.                               Edmund J. Biancarelli, M.D.
Chairman of Board                                Medical Doctor
Retired

David M. Epstein, Esquire                        Robert T. Kelly
Vice Chairman of Board                           Certified Public Accountant
Attorney at Law

William M. Davis                                 I. Leo Moskovitz
President and CEO                                Retired

Garfield G. Thomas                               Peter A. Sabia
Secretary                                        President
Retired                                          Valley Dodge Truck Center

                         ADVISORY BOARD - JESSUP OFFICE

                          Edmund J. Biancarelli, M.D.

                                 Raymond Alunni

                                Marie Kushmerick

                           Thomas J. Munley, Esquire


                             THE FIRST JERMYN CORP.
                    AND FIRST OF JERMYN REALTY COMPANY, INC.
                             DIRECTORS AND OFFICERS

William M. Davis                                 Robert T. Kelly, C.P.A.
Chairman, President and                          Director
CEO and Director

Garfield G. Thomas                               Kuzma Leschak, Jr.
Secretary and Director                           Director

Edmund J. Biancarelli, M.D.                      I. Leo Moskovitz
Director                                         Director

David M. Epstein, Esquire                        Peter A. Sabia
Director                                         Director

                                                 Martha Myshak
                                                 Treasurer

                              [FIRST JERMYN LOGO]

                               [MEMBER FDIC LOGO]

                                 JERMYN OFFICE
                              645 WASHINGTON AVE.
                                JERMYN, PA 18433
                                    876-6500

                                   KEYSER OAK
                                  PLAZA OFFICE
                               SCRANTON, PA 18503
                                    343-1211

                                 JESSUP OFFICE
                                 210 CHURCH ST.
                                JESSUP, PA 18434
                                    489-4736

                                 MINOOKA OFFICE
                                 500 DAVIS ST.
                               SCRANTON, PA 18505
                                    341-5555

                                 LIBERTY OFFICE
                                67 SALEM AVENUE
                              CARBONDALE, PA 18407
                                    282-9390