Form 10KSB40, Exhibit 13
period 1996-12-31
FIRST JERMYN CORP
filed 1997-03-26
CIK 741562

                                                                      EXHIBIT 13


FINANCIAL HIGHLIGHTS
(Dollars In Thousands, Except Share Data)

                           FOR THE YEAR                                         1996              1995               1994
Total interest income                                                        $22,722           $21,492            $18,103
Total interest expense                                                        11,401            10,282              7,197
Net interest income                                                           11,321            11,210             10,906
Provision for loan losses                                                        183               365                454
Non-interest income                                                            1,136               582                577
Non-interest expense                                                           7,462             6,804              6,726
Federal income tax provision                                                   1,308             1,369              1,366
Net income                                                                     3,504             3,254              2,937
Cash dividends paid                                                            1,105             1,018                930

                            AT YEAR END

Assets                                                                      $321,563          $309,986           $278,015
Loans, gross                                                                 197,598           174,470            168,808
Allowance for loan losses                                                      3,111             3,015              2,835
Securities                                                                   107,068           114,898             92,464
Deposits                                                                     290,115           281,298            250,842
Shareholders' equity                                                          28,674            26,209             23,164

                            SHARE DATA

Net income                                                                     $3.96             $3.68              $3.32
Cash dividends                                                                  1.25              1.15               1.05
Book value                                                                     32.41             29.63              26.18
Number of shares outstanding, net                                            884,680           884,680            884,680

                          SELECTED RATIOS

Return on assets (net income divided by average total assets)                   1.10%             1.12%              1.10%
Return on equity (net income divided by average equity)                        12.71%            13.20%             12.83%
Common stock dividend payout rate (dividends declared divided
      by net income)                                                           31.54%            31.28%             31.66%
Equity to assets ratio (average equity divided by average total assets)         8.62%             8.48%              8.56%
Tier I Leverage Ratio                                                           8.85%             8.75%              8.66%
Risk-Based Capital Ratio, Tier I                                               16.50%            16.13%             16.08%
Risk-Based Capital Ratio, Total                                                17.76%            17.39%             17.34%

FINANCIAL REVIEW
SELECTED FINANCIAL DATA
(Dollars In Thousands, Except Share Data)

            FOR THE YEAR                    1996           1995           1994           1993           1992
Total interest income                   $ 22,722       $ 21,492       $ 18,103       $ 17,401       $ 18,442
Total interest expense                    11,401         10,282          7,197          7,127          8,598
Net interest income                       11,321         11,210         10,906         10,274          9,844
Provision for loan losses                    183            365            454          1,403          1,483
Non-interest income                        1,136            582            577            500            797
Non-interest expense                       7,462          6,804          6,726          6,284          5,962
Federal income tax provision               1,308          1,369          1,366            927            895
Net income                                 3,504          3,254          2,937          2,160          2,301
Cash dividends paid                        1,105          1,018            930            885            796

             AT YEAR END

Assets                                  $321,563       $309,986       $278,015       $263,427       $242,899
Loans, gross                             197,598        174,470        168,808        163,585        175,505
Allowance for loan losses                  3,111          3,015          2,835          2,849          2,382
Securities                               107,068        114,898         92,464         83,307         47,762
Deposits                                 290,115        281,298        250,842        239,007        215,454
Shareholders' equity                      28,674         26,209         23,164         22,506         21,231

             SHARE DATA

Net income                              $   3.96       $   3.68       $   3.32       $   2.44       $   2.60
Cash dividends                              1.25           1.15           1.05           1.00           0.90
Book value                                 32.41          29.63          26.18          25.44          24.00
Number of shares outstanding, net        884,680        884,680        884,680        884,680        884,680

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

The First Jermyn Corp. (Company) owns all of the outstanding common stock of its only bank subsidiary, The First National Bank of Jermyn (Bank). The Company formed a non-bank subsidiary, First of Jermyn Realty Company, Inc. (Realty), during 1990. Realty has been inactive since inception. The Company is subject to supervision of the Federal Reserve System. The Bank is chartered as a national bank and is subject to supervision of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Bank operates offices in Carbondale, Jermyn and Jessup and two offices in Scranton (Keyser Oak Plaza and Minooka Section ), Pennsylvania. The Bank opened a sixth office, located in Daleville, Pennsylvania during 1996. The Bank offers all services normally provided by a community bank, including deposit, safekeeping and loan functions through its branch system.

RESULTS OF OPERATIONS
The consolidated net income for 1996 was $3,504,000, an increase of 7.7% from the prior year. The net income for 1995 ($3,254,000) increased 10.8% from 1994. The following table (Table 1) presents the amount and percentage of increase (decrease) for the major components of net income for the years under review

                                     TABLE 1
                               Increase(Decrease)

                                                                       1996 vs. 1995             1995 vs. 1994
                                                                     -------------------       -----------------
                                                                     Amount      Percent       Amount    Percent
                                                                     ------      -------       ------    -------
Interest income                                                      $1,230         5.7%       $3,389      18.7%
Interest expense                                                      1,119        10.9%        3,085      42.9%
                                                                       ----                      ----
Net interest income after Net interest income                           111         1.0%          304       2.8%
Provision for loan losses                                              (182)      (49.9%)         (89)    (19.6%)
                                                                       ----                      ----
Net interest income after provision for loan losses                     293         2.7%          393       3.8%
Non-interest income                                                     554        95.2%            5       0.9%
Non-interest expense                                                    658         9.7%           78       1.2%
                                                                       ----                      ----
Income before Federal income tax provision                              189         4.1%          320       7.4%
Federal income tax provision                                           (61)       (4.5%)            3          -
                                                                       ----                      ----
Net income                                                             $250         7.7%         $317      10.8%
                                                                       ====                      ====


NET INTEREST INCOME
Table II illustrates average balances and the average tax-equivalent yield earned by the Bank on its interest-earning assets and the average interest rate associated with its interest-bearing liabilities for 1996, 1995, and 1994. Table II exhibits the volume and yield/rate variances for interest-earning assets and interest-bearing liabilities.

                                    TABLE II
                           AVERAGE BALANCES AND RATES

                                                  1996                           1995                           1994
                                      Average     Revenue/    Yield/   Average   Revenue/  Yield/   Average     Revenue/   Yield/
                                      Balance     Expense     Rate     Balance   Expense    Rate    Balance     Expense    Rate
                                      -------     -------     ----     -------   -------    ----    -------     -------    ----
Interest earning assets:
     Loans
         Commercial, financial
              and agriculture         $ 33,715    $ 2,930     8.69%   $ 38,124  $ 3,532    9.26%    $ 43,625    $ 3,394    7.78%
         Real estate - commercial
              and residential
              mortgage                 112,184      9,226     8.22%    105,368    9,087    8.62%     100,341      8,072    8.04%
         Installment - net              34,318      2,819     8.21%     25,678    2,158    8.40%      17,415      1,502    8.62%
         Fees on loans                      -         240        -          -       164       -           -         211       -
                                      --------    -------            ---------  -------             --------    -------
     Total loans (including fees)      180,217     15,215     8.44%    169,170   14,941    8.83%     161,381     13,179    8.17%
     Securities:
         Taxable                       101,818      6,372     6.26%     94,586    5,979    6.32%      87,270      4,814    5.52%
         Tax-exempt                     18,269      1,499     8.21%      6,960      568    8.16%       1,635        131    8.01%
                                      --------    -------            ---------  -------             --------    -------
     Total securities                  120,087      7,871     6.55%    101,546    6,547    6.45%      88,905      4,945    5.56%
     Federal funds sold                  4,737        253     5.34%      5,520      325    5.89%       3,463        146    4.22%
                                      --------    -------            ---------  -------             --------    -------
Total interest-earning assets          305,041     23,339     7.65%    276,236   21,813    7.90%     253,749     18,270    7.20%
Non-interest-earning assets             14,858    -------               14,341  -------               13,682    -------
                                      --------                        --------                      --------
TOTAL ASSETS                          $319,899                        $290,577                      $267,431
                                      ========                        ========                      ========
Interest bearing liabilities:
     Deposits
         Savings, Club, NOW, and
              money market accounts   $ 94,229    $ 2,302     2.44%   $ 95,969  $ 2,403    2.50%    $107,131    $ 2,711    2.53%
         Certificates of deposits      168,005      8,992     5.35%    142,012    7,787    5.48%     110,997      4,383    3.95%
                                      --------    -------             --------  -------             --------    -------
     Total deposits                    262,234     11,294     4.31%    237,981   10,190    4.28%     218,128      7,094    3.25%
     Federal funds purchased               414         22     5.31%         18        1    5.56%         131          6    4.58%
     Capitalized lease obligation          853         85     9.96%        920       91    9.89%         981         97    9.89%
                                      --------    -------             --------  -------             --------    -------
Total interest-bearing liabilities     263,501     11,401     4.33%    238,919   10,282    4.30%     219,240      7,197    3.28%
Non-interest bearing liabilities        28,825                          27,009                        25,296
Shareholders' equity                    27,573                          24,649                        22,895
                                      --------                        --------                      --------

TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY             $319,899                        $290,577                      $267,431
                                      ========                        ========                      ========
Net interest income                               $11,938                       $11,531                         $11,073
                                                  =======                       =======                         =======
Margin analysis:
     Interest income/interest     -
         earning assets                                       7.65%                        7.90%                           7.20%
     Interest expense/interest    -
         earning assets                                       3.74%                        3.72%                           2.84%
                                                              ----                         ----                            ----
     Net interest income/interest -
         earning assets                                       3.91%                        4.18%                           4.36%
                                                              ====                         ====                            ====
Tax equivalent adjustments:
     Loans                                        $   107                       $   128                         $   121
     Securities                                       510                           193                              46
                                                  -------                       -------                         -------
Total                                             $   617                       $   321                         $   167
                                                  =======                       =======                         =======



1.  Installment loans are stated net of unearned income.
2.  Average loan balances include non-accrual loans.
3. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34% for each of the three years.
4.  Average balances represent average daily balances.
5. Yields on securities available for sale were computed using historical amortized cost.

                                    TABLE III
                         VOLUME AND YIELD/RATE VARIANCES

                                                 1996 compared to 1995                  1995 compared to 1994
                                                 ---------------------                  ---------------------
                                                        Yield/                                 Yield/
                                           Volume         Rate          Net       Volume         Rate           Net
                                           ------         ----          ---       ------         ----           ---
Interest income:
     Loans                                 $  950       $(676)       $  274       $  655       $1,107        $1,762
     Securities:
       Taxable                                453         (60)          393          425          740         1,165
       Tax-exempt                             928           3           931          435            2           437
       Federal funds sold                     (44)        (28)          (72)         107           72           179
                                           ------       -----        ------       ------       ------        ------
Total interest-earning assets               2,287        (761)        1,526        1,622        1,921         3,543
                                           ------       -----        ------       ------       ------        ------
Interest expense:
     Savings, Club, NOW, and
       money market accounts                  (43)        (58)         (101)        (280)         (28)         (308)
     Certificates of deposit                1,395        (190)        1,205        1,424        1,980         3,404
     Federal funds purchased                   21           -            21           (6)           1            (5)
     Capitalized lease obligation              (7)          1            (6)          (6)           -            (6)
                                           ------       -----        ------       ------       ------        ------
Total interest-bearing liabilities          1,366        (247)        1,119        1,132        1,953         3,085
                                           ------       -----        ------       ------       ------        ------
Net interest income                        $  921       $(514)       $  407       $  490       $  (32)       $  458
                                           ======       =====        ======       ======       ======        ======


1. The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of change in each.
2. Balances of non-accrual loans and related income recognized have been included for computation purposes.
3. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34% in each of the three years.


The increase in 1996 taxable equivalent net interest income was driven by an $11.0 million increase in the average balance of total loans and an $18.5 million increase in the average balance of total securities, primarily tax-exempt securities. This was partially offset by an increase in the average balance of total interest-bearing liabilities of $24.6 million, primarily certificates of deposit and by the negative impact of yield/rate movements.

As shown in Table II and III, 1996 taxable-equivalent net interest income increased $407,000 (3.5%) over 1995. Interest income increased $1,526,000 and interest expense increased $1,118,000. The 1996 net interest margin was 3.91% (twenty seven basis points below 1995). The decline in the net interest margin was a result of competitive pressures causing yields/rates to decrease for total interest-earning assets and to increase for total interest-bearing liabilities. Net interest income as a percentage of interest income also fell in 1995 compared to 1994 due to increased competition in the local retail banking market. The 1996 versus 1995 increase in average interest-bearing deposits ($24,253,000) was invested in loans and securities.

The increase in 1995 tax equivalent net interest income was primarily due to the growth in the loans and securities portfolios. Also contributing to the increase in net interest income in 1995 were $320,000 of recoveries on non-accrual loans of which one loan accounted for $172,000.

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

The allowance for loan losses was $3,111,000 at December 31, 1996 as compared to $3,015,000 at December 31, 1995, an increase of 3.2%. The allowance was 1.58% of total loans (net of unearned discount and fees) at December 31, 1996 and 1.74% at December 31, 1995. There is no foreign loan exposure in the Bank's loan portfolio. The provision for loan losses was $183,000 and $365,000 in 1996 and 1995 respectively. The decreases in the 1996 and 1995 provisions reflect a five year record low in the amount of net charge-offs and a five year high in the allowance for loan losses at end of period.

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

                                    TABLE IV
                      CHANGES IN ALLOWANCE FOR LOAN LOSSES

                                                                                Years Ended December 31
                                                                   1996       1995       1994       1993     1992
                                                                   ----       ----       ----       ----     ----


Average loans, net of unearned discount                        $180,217   $169,170   $161,381   $168,721   $175,198
                                                               ========   ========   ========   ========   ========
Allowance for loan losses at beginning of period               $  3,015   $  2,835   $  2,849   $  2,382   $  2,002
                                                               --------   --------   --------   --------   --------
Charge-offs:
     Domestic:
         Commercial, financial and agricultural                       4         53        249        931        915
         Real estate commercial and residential
              mortgage                                              130        193        293         22        170
         Installment                                                 36         28         25         60         98
                                                               --------   --------   --------   --------   --------
     Total                                                          170        274        567      1,013      1,183
                                                               --------   --------   --------   --------   --------

     Recoveries:
     Domestic:
         Commercial, financial and agricultural                      78         76         93         51         38
         Real estate- commercial and residential
              mortgage                                                -          -          -          -          -
         Installment                                                  5         13          6         26         42
                                                               --------   --------   --------   --------   --------
     Total                                                           83         89         99         77         80
                                                               --------   --------   --------   --------   --------

Net charge-offs                                                      87        185        468        936      1,103
Additions charged to operations                                     183        365        454      1,403      1,483
                                                               --------   --------   --------   --------   --------
Allowance for loan losses at end of period                     $  3,111   $  3,015   $  2,835   $  2,849   $  2,382
                                                               ========   ========   ========   ========   ========
     Percentage of net charge-offs during the period
     to average loans outstanding during the period               0.05%      0.11%      0.29%      0.55%      0.63%
     Percentage of allowance for loan losses to total loans  -
     net of unearned discount and fees, period end                1.58%      1.74%      1.69%      1.75%      1.37%
                                                               ========   ========   ========   ========   ========




                                     TABLE V
                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                  December 31
                                         1996             1995               1994              1993             1992
                                           % Of               % Of                % Of             % Of              % Of
                                          Loans              Loans               Loans            Loans             Loans
                                        In Each            In Each             In Each          In Each           In Each
                                       Category           Category            Category         Category          Category
                                       to Total           to Total            to Total         to Total          to Total
                              Amount    Loans    Amount     Loans    Amount     Loans  Amount    Loans   Amount    Loans
                              ------    -----    ------     -----    ------     -----  ------    -----   ------    -----
Domestic:
     Commercial, financial
         and agriculture      $  257     17%    $  680      18%    $  718       22%    $1,242      28%   $1,116      28%
     Real estate - commercial
         and residential       1,272     63%       977      66%     1,037       65%     1,368      63%      543      61%
         mortgage
     Installment                  57     20%        86      16%        59       13%        54       9%       16      11%
     Unallocated               1,525      -      1,272       -      1,021        -        185       -       707       -
                               -----             -----              -----                 ---               ---
Total                         $3,111    100%    $3,015     100%    $2,835      100%    $2,849     100%   $2,382     100%
                              ======    ===     ======     ===     ======      ===     ======     ===    ======     ===

Allocations for commercial, financial and agricultural loans are determined by reviewing significant or unusual loans. Allocated provisions for real estate and consumer loans are based on historical losses, delinquency trends and current economic conditions. The unallocated portion is established by management to absorb inherent losses in the portfolio. The increase in the unallocated allowance at December 31, 1996 is due to the decrease in net charge-offs. The increase in the unallocated allowance at December 31, 1995 and 1994 are due to the decreases in non-accrual loans.

NON-INTEREST INCOME
Non-interest income generally consists of service charges on deposits, fees for customer services, fees from the Small Business Administration, gains on sales of loans, and other non-recurring types of transactions.

Non-interest income increased in 1996 primarily as a result of a $600,000 one-time gain on a legal settlement which occurred in the first quarter of 1996. There were no comparable items in 1995 or 1994. There were no sales of loans in 1996 and 1994. Included in 1994 is the receipt of $93,000 of the Bank's capital shares tax refund.

NON-INTEREST EXPENSE
The following table (Table Vl) summarizes major components of non-interest expense for the periods shown.

                                                   1996                       1995                      1994
                                             Percent To Total           Percent To Total          Percent To Total
                                             Interest Earning           Interest Earning          Interest Earning
                                             ----------------           ----------------          ----------------
                                           Amount       Assets       Amount       Assets       Amount        Assets
                                           ------       ------       ------       ------       ------        ------

Salaries and benefits                      $3,589        1.19%       $3,315        1.16%       $3,077         1.21%
Occupancy costs                               575        0.19%          469        0.16%          452         0.18%
Furniture and equipment expense               556        0.18%          521        0.18%          484         0.20%
Data processing services and
     programs and supplies                    404        0.13%          424        0.15%          418         0.16%
FDIC insurance                                  2        0.00%          288        0.10%          532         0.21%
Fidelity loss                                 320        0.11%            -            -            -             -
Other expense                               2,016        0.67%        1,787        0.62%        1,763         0.69%
                                            -----        ----         -----        ----         -----         ----
Total                                      $7,462        2.47%       $6,804        2.37%       $6,726         2.65%
                                           ======        ====        ======        ====        ======         ====



Salaries and benefits have increased throughout the periods presented due to increased headcount, salary adjustments, and increases in related benefits. Total full-time equivalent employees numbered 116 at December 31, 1996, 110 at December 31, 1995 and 106 at December 31, 1994. The increases in full-time equivalent employees at December 31, 1996 and 1995 are due primarily to the additions of the Daleville office and Carbondale office, respectively.

Occupancy costs increased in 1996 primarily as a result of the increased costs associated with a full year of occupancy of the Carbondale office. The Bank's FDIC insurance assessment decreased in 1996 as a result of a reduction of the Bank's FDIC insurance assessment. The Bank expects to experience reduced FDIC insurance costs for the foreseeable future due to the Bank Insurance Fund (which provides coverage for the Bank) having reached its goal of 1.25% of insured deposits. FDIC insurance decreased in 1995 as a result of a refund of premiums when the Bank Insurance Fund initially reached its capitalization goal. Other expense increased in 1996 due to additional advertising, and legal and collection costs as well as costs associated with real estate owned. Other expense increased in 1995 due to additional advertising, business development, miscellaneous and office expenses which were partially offset by a decrease in legal and collection costs as well as costs associated with real estate owned. During the first quarter of 1997, the Company discovered certain irregularities allegedly involving an employee. Management has accrued its full estimate of the fidelity loss as of December 31, 1996 in non-interest expense. Management believes that this loss will be recoverable (less a $50,000 deductible) under the Company's Fidelity Bond Insurance Policy. Such recovery, if any, will be recognized in the Company's financial statements when received.

FEDERAL INCOME TAX PROVISION

Fluctuations in the 1996 and 1995 Federal income tax provisions result from the changes in taxable income and significant increases in tax-free income on securities and loans. The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

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

SECURITIES

On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). Upon implementation of SFAS No. 115, the Bank's strategy was to classify all securities as available for sale in order to provide maximum liquidity and flexibility. During the first six months of 1994, the Bank monitored closely its liquidity position and asset/liability gap position using new modeling techniques. Based on these analyses, the Bank redefined its determination of liquidity needs and identified approximately $45,000,000 of securities (consisting of all municipal bonds, U.S. Treasury securities with maturities generally greater than two years, and various other securities with maturities generally greater than two years) which the Bank believes it has the ability and intent to hold to maturity. As a result, on June 30, 1994, the Bank transferred these securities to the investment securities held to maturity portfolio at fair value in accordance with Paragraph 15 of SFAS No. 115. The remaining unrealized loss of $349,000, net of tax, continues to be reported as a component of shareholders' equity and is being amortized over the remaining lives of the individual securities as an adjustment to yield. In addition, none of the securities reclassified to the investment securities held to maturity portfolio at June 30, 1994 were subsequently transferred to securities available for sale in connection with the FASB's issuance of its Special Report in November 1995.

The following table (Table VII) shows maturity data and related weighted-average yields as of December 31, 1996 and carrying values as of December 31, 1996, 1995, and 1994. Yields on available for sale securities are computed using historical amortized cost.

                                    TABLE VLL
                              SECURITIES PORTFOLIO

                                                                       December 31, 1996
                                                                                                   After ten
                                                One year        After one         After five       years/no
                                                or less    through five years  through ten years   maturity         Total
                                                -------    ------------------  -----------------   --------         -----
Securities available for sale
U.S. Treasuries
     Market value                            $   23,085        $    1,000        $       --       $       --        $24,085
     Yield (2)                                     5.79%             5.72%                                --           5.79%
Other Securities
     Market value                                    --                --                --              150            150
     Yield (2)                                       --                --                --             6.02%          6.02%
                                             ----------        ----------        ----------       ----------        -------
Total Market Value                           $   23,085        $    1,000        $       --       $      150        $24,235
                                             ==========        ==========        ==========       ==========        =======
Weighted average yield                             5.79%             5.72%               --             6.02%          5.79%
                                             ==========        ==========        ==========       ==========        =======

Investment securities held to maturity
U.S. Treasuries
     Carrying value                          $   11,997        $   27,357        $       --       $       --        $39,354
     Yield                                         6.55%             6.05%               --               --           6.20%
States and municipal securities
     Carrying value                                  --               478             2,942           14,853         18,273
     Yield (1)                                       --              7.63%             8.00%            8.26%          8.20%
Other securities
     Carrying value                                 200                --                --               --            200
     Yield                                         9.65%               --                --               --           9.65%
                                             ----------        ----------        ----------       ----------        -------
Total carrying value                         $   12,197        $   27,835        $    2,942       $   14,853        $57,827
                                             ==========        ==========        ==========       ==========        =======
Weighted average yield                             6.60%             6.08%             8.00%            8.26%          6.85%
                                             ==========        ==========        ==========       ==========        =======

                                                                             December 31, 1996

                                                      One year         After one           After five       After ten
                                                      or less     through five years   through ten years       years          Total
                                                      -------     ------------------   -----------------       -----          -----
Mortgage-backed securities available for sale
Mortgage-backed securities
     Market value                                   $      147     $      372           $       --         $    9,869    $   10,388
     Yield (2)                                            6.75%          6.38%                  --               6.02%         6.04%
Collateralized mortgage obligations
     of U.S. government agencies
     Market value                                           --             --                1,809             12,809        14,618
     Yield (2)                                              --             --                 5.94%              5.95%         5.95%
                                                    ----------     ----------           ----------         ----------    ----------
Total market value                                  $      147     $      372           $    1,809         $   22,678    $   25,006
                                                    ==========     ==========           ==========         ==========    ==========

Weighted average yield                                    6.75%          6.38%                5.94%              5.98%         5.99%
                                                    ==========     ==========           ==========         ==========    ==========

                                                                                            December 31
                                                                                    1996         1995       1994
                                                                                    ----         ----       ----
SECURITIES AVAILABLE FOR SALE
U.S. Treasuries and other U.S. government agencies                               $24,085      $13,225    $15,821
Other                                                                                150          150        150
                                                                                 -------      -------    -------
Total                                                                            $24,235      $13,375    $15,971
                                                                                 =======      =======    =======
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Treasuries and other U.S government agencies                                $39,354      $56,599     58,832
States and municipal                                                              18,273       18,266      2,837
Other                                                                                200          452        557
                                                                                 -------      -------    -------
Total                                                                            $57,287      $75,317    $62,226
                                                                                 =======      =======    =======
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
Mortgage-backed securities                                                       $10,388      $12,304     $6,324
Collateralized mortgage obligations of U.S. government agencies                   14,618       13,902      7,938
Other                                                                                 -            -           5
                                                                                 -------      -------    -------
Total                                                                            $25,006      $26,206    $14,267
                                                                                 =======      =======    =======


(1) Yields are presented on a taxable equivalent basis utilizing an effective tax rule of 34% for all maturities.
(2) Yields on securities available for sale are computed using historical amortized costs.

LOANS
Net loans grew $23,268,000 to $196,610,000 at December 31, 1996. Increases of $9,291,000 $2,363,000, $11,154,000 and $320,000 occurred in commercial and residential mortgage, commercial, installment and real estate construction loan portfolios, respectively. The increase in loan portfolios was primarily due to aggressive pricing strategies employed by the Bank in conjunction with the Bank's larger advertising budget which has been successful in attracting a variety of new loans.

Net loans grew $5,830,000 to $173,342,000 at December 31, 1995. Increase of $5,886,000 and $7,227,000 occurred in commercial and residential mortgage and installment loan portfolios, respectively. Declines in commercial loans of $6,475,000 and real estate construction loans of $976,000 partially offset these increases.

The following table (Table VIII) shows consolidated loans at December 31, 1996, 1995, 1994, 1993, and 1992 (including non-accrual loans) and summarizes the maturity data for loans - gross (net of non-accrual loans) as of December 31, 1996.

                                   TABLE VIII
                                      LOANS



                                                                   1996       1995       1994       1993     1992
                                                                   ----       ----       ----       ----     ----
Real estate - commercial and
      residential mortgage                                     $122,625   $113,334   $107,448   $100,827   $107,658
Commercial, financial and agricultural                           33,042     30,679     37,154     46,178     49,402
Installment                                                      39,789     28,635     21,408     15,136     18,445
Real estate - construction                                        2,142      1,822      2,798      1,444         -
                                                               --------   --------   --------   --------   --------
     Total loans - gross                                       $197,598   $174,470   $168,808   $163,585   $175,505
                                                               ========   ========   ========   ========   ========

Less unearned discount and fees                                    (988)    (1,128)    (1,296)    (1,226)    (1,116)
     Total gross loans, net of unearned
         discount and fees                                     $196,610   $173,342   $167,512   $162,359   $174,389
                                                               ========   ========   ========   ========   ========


                                                                  December 31, 1996
                                                                       After One
                                                                       Year but
                                                        Within            Within        Over
                                                       One Year       Five Years     Five Years       Total
                                                       --------       ----------     ----------       -----
Real estate - commercial and residential mortgage       $ 34,392       $  2,073       $ 83,944       $120,409
Commercial, financial and agricultural                    20,915          4,827          6,436         32,178
Installment                                                1,989         29,842          7,958         39,789
Real estate - construction                                 2,142             --             --          2,142
                                                        --------       --------       --------       --------
     Total loans - gross (net of non-accrual)           $ 59,438       $ 36,742       $ 98,338       $194,518
                                                        ========       ========       ========       ========
Fixed rate                                              $  1,933       $ 31,408       $ 98,338       $131,679
Variable rate                                             57,505          5,334             --         62,839
                                                        --------       --------       --------       --------
     Total loans - gross (net of non-accrual)           $ 59,438       $ 36,742       $ 98,338       $194,518
                                                        ========       ========       ========       ========



Management is not aware of any trends or uncertainties within its loan portfolio which it reasonably expects will materially impact future operating results on capital resources nor is management aware of any information which would cause it to have serious doubts as to the ability of its performing borrowers to comply with current loan repayment terms.

Table IX summarizes the Bank's non-performing assets at December 31, 1996, 1995, 1994, 1993 and 1992.

                                    TABLE IX
                              NON-PERFORMING ASSETS

                                                                   1996       1995       1994       1993     1992
                                                                   ----       ----       ----       ----     ----
Non-accrual loans (1)                                            $3,080     $1,978     $3,043     $5,595   $2,281
Loans past due 90 days or more and still accruing                   468        511        185        448    1,567
                                                                 ------     ------     ------     ------   ------
     Total non-performing loans                                   3,548      2,489      3,228      6,043    3,848
Real estate owned other than bank premises                          199        296        574        516      976
                                                                 ------     ------     ------     ------   ------
     Total                                                       $3,747     $2,785     $3,802     $6,559   $4,824
                                                                 ======     ======     ======     ======   ======


(1) See Note 4 to the consolidated financial statements concerning interest income on non-accruing loans and Note 1 to the consolidated financial statements
- Loans caption - concerning the Bank's policy with regard to accrual of interest.

An analysis of non-accrual loans as of December 31, 1996, 1995, 1994, 1993, 1992 is as follows:

                                                                   1996       1995       1994       1993     1992
                                                                   ----       ----       ----       ----     ----
Real estate - commercial and residential mortgage                $2,216     $1,397     $1,939     $3,075   $1,141
Commercial                                                          864        581      1,104      2,520    1,140
                                                                 ------     ------     ------     ------   ------
     Total                                                       $3,080     $1,978     $3,043     $5,595   $2,281
                                                                 ======     ======     ======     ======   ======


DEPOSITS
Table X summarizes the average deposits and rates paid on deposit categories of average total deposits for the last three years.

                                                   1996                       1995                      1994
                                          Average      Average      Average      Average      Average       Average
                                         Deposits        Rates     Deposits        Rates     Deposits         Rates
                                         --------        -----     --------        -----     --------         -----
Deposits:
     Domestic:
         NOW accounts                     $17,955        2.13%      $17,739        2.47%      $17,754         2.49%
         Savings deposits                  56,180        2.51%       56,373        2.51%       61,892         2.54%
         Other time deposits                2,006        3.48%        1,829        2.99%        1,579         2.97%
         Money market accounts             18,088        2.44%       20,028        2.49%       25,905         2.51%
         Certificates of deposit          168,005        5.35%      142,012        5.48%      110,997         3.95%
Total interest bearing                   $262,234        4.31%     $237,981        4.28%     $218,127         3.25%
                                         --------                  --------                  --------
         Non-interest bearing demand       27,064                    25,503                    24,115
                                           ------                    ------                    ------

Total                                    $289,298                  $263,484                  $242,242
                                         ========                  ========                  ========


The Bank has been successful at increasing the level of certificates of deposit through offering competitive rates at its offices.

Table XI summarizes the maturity distribution of time deposits greater than $100,000 at December 31, 1996 and 1995 (including open time deposits and savings accounts).

                                    TABLE XI
          MATURITY DISTRIBUTION OF TIME DEPOSITS GREATER THAN $100,000

                                                                 December 31, 1996             December 31, 1995
                                                                 -----------------             -----------------
Domestic:
     Certificates of deposit:
         Three months or less                                              $11,475                       $16,569
         Over three months through six months                                7,700                         5,949
         Over six months through twelve months                               3,509                         2,903
         Over twelve months                                                  3,417                         1,372
                                                                           -------                       -------
     Total certificates of deposit                                         $26,101                       $26,793
         Open-account time deposits and savings accounts                     4,946                         4,582
                                                                           -------                       -------
Total                                                                      $31,047                       $31,375
                                                                           =======                       =======


CAPITAL ADEQUACY
A strong capital position is important to the continued profitability of the Company and promotes depositor and investor confidence. The Company's capital consists of shareholders' equity, which provides a basis for future growth and expansion and also provides a buffer against unexpected losses. Shareholders' equity increased $2,465,000 to $28,674,000 at December 31, 1996. It is management's intention to continue paying a reasonable return on shareholders' investment while retaining adequate earnings to allow for continued growth. However, the Company's ability to pay dividends to shareholders is dependent on its ability to receive dividend payments from the Bank (see note 13 to the consolidated financial statements).

The Federal Reserve Board measures capital adequacy for bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The minimum ratio of total risk-based capital to risk-adjusted assets is 8% at December 31, 1996, of which 4% must be Tier 1 capital. The Company's total risk-based capital was 17.76% at December 31, 1996 and 17.39% at December 31,1995. The Company's Tier 1 risk-based capital ratio was 16.50% at December 31, 1996 and 16.13% at December 31, 1995.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Federal Reserve Board has not advised the Company of any specific minimum leverage ratio applicable to it. The Company's leverage ratio was 8.85% at December 31, 1996 and 8.75% at December 31, 1995.

The Federal Deposit Insurance Corporation Improvement Act (FDICIA), as well as other requirements, establishes five capital tiers: "well capitalized," "adequately capitalized," "under-capitalized," "significantly under-capitalized," and "critically under-capitalized." FDICIA imposes significant restrictions on the operations of a bank which is not at least adequately capitalized. A depository institution's capital tier will depend upon where its capital levels are in relation to various other capital measures which include a risk-based capital measure, a leverage ratio capital measure and other factors. Under regulation adopted, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a Tier 1 leverage ratio of at least 5%, and not be subject to any specific capital order or directive.

At December 31, 1996, the Bank is classified as well-capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios of 17.76%, 16.50%, and 8.85% respectively.

The following table (Table XII) summarizes the Bank's sensitivity to interest rate fluctuations at December 31, 1996 for certain interest sensitivity periods.

                                    TABLE XII

                                                    Over three         Over six      After one year
                                        Zero to      months to        months to       but within         After five
                                     three months   six months         one year       five years             years         Total
                                     ------------   ----------         --------       ----------             -----         -----
Interest-earning assets:
Securities                          $  22,316         $  13,999         $  21,916         $  46,060        $   2,627     $ 106,918
Loans (net of unearned
       discount and deferred
       fees)                           65,007             9,226            11,512            63,163           47,702       196,610
Federal funds sold                      1,900                --                --                --               --         1,900
                                    ---------         ---------         ---------         ---------        ---------     ---------

       Total                        $  89,223         $  23,225         $  33,428         $ 109,223        $  50,329     $ 305,428
                                    ---------         ---------         ---------         ---------        ---------     ---------
Interest-bearing liabilities:
Interest-bearing DDA                $  17,555         $      --         $      --         $      --        $      --     $  17,555
Money market accounts                  16,264                --                --                --               --        16,264
Savings (1)                            11,269                --                --                --           45,075        56,344
Time                                   43,762            40,478            37,858            21,316               --       143,414
Time >100M                             11,475             7,700             3,509             3,417               --        26,101
Capitalized lease obligation               26                26                52               408              309           821
                                    ---------         ---------         ---------         ---------        ---------     ---------
       Total                        $ 100,351         $  48,204         $  41,419         $  25,141        $  45,384     $ 260,499
                                    =========         =========         =========         =========        =========     =========
Interest rate sensitivity gap       $ (11,128)        $ (24,979)        $  (7,991)        $  84,082        $   4,945     $  44,929
                                    =========         =========         =========         =========        =========     =========
Cumulative interest rate
       sensitivity gap              $ (11,128)        $ (36,107)        $ (44,098)        $  39,984        $  44,929     $      --
                                    =========         =========         =========         =========        =========     =========
Cumulative interest rate
       sensitivity ratio (2)            (3.5%)           (11.2%)           (13.7%)            12.4%            14.0%           --
                                    =========         =========         =========         =========        =========     =========



(1) The amount shown as repricing within 0 to 3 months is that portion which, based upon average balances, is considered sensitive to changes in interest rates. The Bank's historical experience has been that total savings account balances exhibit minimal movement with changes in interest rates. Accordingly, a large percentage of the Bank's savings account balances are not as rate sensitive and are classified in the "After five years" category.

(2) Represents the cumulative interest rate sensitivity gap as a percentage of total assets

As shown above, the Bank has a negative gap (interest-sensitive assets are less than interest-sensitive liabilities) within the next year, which generally indicates that an increase in rates may lead to a decrease in net interest income and a decrease in rates may lead to an increase in net interest income. Although the Bank is substantially liability sensitive within the next year, management believes that customer behavior patterns and product pricing allow the Bank to reduce interest rate risk to acceptable levels.

ACCOUNTING DEVELOPMENTS
In June 1996, the FASB issued SFAS No. 125, Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred, and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Bank will adopt SFAS 125 prospectively, effective January 1, 1997, the required date of adoption except for those types of transactions for which the provisions of SFAS 125 have been delayed by the issuance of SFAS 127, Deferral of Certain Provisions of SFAS 125. The adoption of SFAS 125 did not have a material impact on the operation, financial condition, or shareholders' equity of the Bank. The Bank has not yet determined the effect that the adoption of those provisions deferred by SFAS 127 would have on its operations, financial condition and shareholders' equity, but believes present accounting practices fairly depict the financial transactions and obligations of the Bank.

LIQUIDITY
Liquidity involves the Company's ability to raise funds to support asset growth, meet deposit withdrawal and other borrowing needs, maintain reserve requirements and otherwise operate the Company on an ongoing basis. To adjust for the effects of a changing interest rate environment and deposit structure, the Company's management monitors its liquidity requirements through its asset/liability management program. This program, along with other management analysis, enables the bank to meet its cash flow requirements and adapt to the changing needs of individual customers and the requirements of regulatory agencies.

Among the sources of asset liquidity are cash and due from banks, Federal Funds sold, securities available for sale, mortgage loans available for sale, and funds received from the repayment of loans and the maturing of investments. The total carrying value of cash and due from banks, Federal Funds sold, securities available for sale, mortgage-backed securities available for sale, and investment securities with maturities of less than one year was $71,441,000 at December 31, 1996. In addition to these sources of liquidity and loan repayments, the Company has the ability to secure borrowings collateralized by the securities portfolio. Through the use of these and other sources, management believes the Company has adequate liquidity in both the short-term and the long-term to carry out the Company's growth and profitability strategies. The Company's ability to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. Note 13 of the consolidated financial statements provides information as to the limitations on dividend and other funds transfers from the Company's subsidiary. Such limitations are not expected to adversely impact the ability of the Company to meet its future dividend and other cash obligations.

QUARTERLY FINANCIAL DATA

A comparison of quarterly financial information for 1996 and 1995 is provided in the following table.

                                                       1996
                           December 31        September 30       June 30     March 31
                           -----------        ------------       -------     --------
QUARTER ENDED
Interest income                 $5,648               $5,716       $5,693       $5,665
Interest expense                 2,919                2,809        2,809        2,864
Net interest income              2,729                2,907        2,884        2,801
Provision for loan losses           46                   46           45           46
Net income                         537                  874          875        1,218
Earnings per share               $0.60                $0.99       $ 0.99       $ 1.38


                                                        1995
                           December 31         September 30      June 30      March 31
                           -----------         ------------      -------      --------
QUARTER ENDED
Interest income                 $5,708               $5,442       $5,307       $5,035
Interest expense                 2,788                2,730        2,572        2,192
Net interest income              2,920                2,712        2,735        2,843
Provision for loan losses           92                   92           91           90
Net income                         935                  794          706          819
Earnings per share              $ 1.05               $ 0.90       $ 0.80       $ 0.93



FOURTH QUARTER RESULTS - 1996 VERSUS 1995

Net income for the fourth quarter of 1996 decreased $398,000 ($.45 per share) from the fourth quarter of 1995. The primary reasons for the decrease in net income were the decrease in net interest income due to increased competition in the local retail banking market and the increase in other expense due to a fidelity loss.

MARKET FOR THE FIRST JERMYN CORP. COMMON STOCK
The stock of The First Jermyn Corp. is not listed or traded on a recognized securities exchange and is inactively traded. Range of sale prices is gained when available from purchaser or seller at time of transfer for sales of 100 shares or more. Quarterly highs and lows are presented below:

                       1996                      1995                      1994
                High         Low          High         Low         High           Low
                ----         ---          ----         ---         ----           ---
Quarter
First         $38.50       $34.00       $33.50       $31.63       $30.00       $28.50
Second        $42.25       $38.75       $33.75       $32.00       $31.00       $31.00
Third         $43.00       $41.00       $34.50       $32.25       $32.00       $32.00
Fourth        $44.25       $43.00       $36.00       $33.50       $32.00       $31.00

Consolidated Balance Sheets
(In Thousands of Dollars, Except Per Share Information)

                                                                                       December 31
                                                                                      1996             1995

ASSETS:
Cash and due from banks                                                           $   8,103        $  12,341
Federal funds sold                                                                    1,900            1,860
Securities available for sale                                                        24,235           13,375
Mortgage-backed securities available for sale                                        25,006           26,206
Investment securities total market value - (1996 - $58,849, 1995 - $77,394)          57,827           75,317
Loans, gross                                                                        197,598          174,470
     Less:
       Unearned discount and origination fees                                          (988)          (1,128)
       Allowance for loan losses                                                     (3,111)          (3,015)
                                                                                  ---------        ---------
              Loans, net                                                            193,499          170,327
Accrued interest receivable                                                           2,470            2,551
Bank premises, leasehold improvements
     and furniture and equipment - net                                                5,067            5,190
Real estate owned other than bank premises                                              199              296
Other assets                                                                          3,257            2,523
                                                                                  ---------        ---------
                    Total assets                                                  $ 321,563        $ 309,986
                                                                                  =========        =========

LIABILITIES:
Deposits:
     Noninterest-bearing demand                                                   $  30,437        $  29,071
     Interest-bearing                                                               259,678          252,227
               Total deposits                                                       290,115          281,298
Capitalized lease obligation                                                            821              891
Accrued interest payable                                                              1,250            1,106
Other liabilities                                                                       703              482
                                                                                  ---------        ---------
                    Total liabilities                                               292,889          283,777
                                                                                  =========        =========
SHAREHOLDERS' EQUITY:
Common stock, $1.25 par value, authorized,
     2,500,000 shares; outstanding, 899,885 shares                                    1,125            1,125
Surplus                                                                               3,876            3,876
Retained earnings                                                                    24,343           21,944
Unrealized losses on securities available for sale, net of tax                         (474)            (540)
Less: Treasury stock - at cost (15,205 shares)                                         (196)            (196)
                                                                                  ---------        ---------
                    Total shareholders' equity                                       28,674           26,209
                                                                                  ---------        ---------
                         Total liabilities and shareholders' equity               $ 321,563        $ 309,986
                                                                                  =========        =========




See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars, Except Per Share Information)

                                                               FOR THE YEAR ENDED DECEMBER 31
                                                             1996            1995          1994
                                                             ----            ----          ----
Interest income:
     Interest and fees on loans                           $ 15,108       $ 14,813       $ 13,058
     Interest and dividends on securities:
          U.S. Treasury                                      4,648          4,710          4,133
          U.S. government agencies                               6              5              6
          Mortgage-backed securities                         1,687          1,209            623
          State and political subdivisions                     989            375             86
          Other taxable debt                                    22             46             42
          Taxable equity                                         9              9              9
     Interest on Federal funds sold                            253            325            146
                                                          --------       --------       --------
                    Total interest income                   22,722         21,492         18,103
                                                          --------       --------       --------
Interest expense:
     Deposits                                               11,294         10,190          7,094
     Federal funds purchased                                    22              1              6
     Capitalized lease obligation                               85             91             97
                                                          --------       --------       --------
                    Total interest expense                  11,401         10,282          7,197
                                                          --------       --------       --------
Net interest income                                         11,321         11,210         10,906
Provision for loan losses                                      183            365            454
                                                          --------       --------       --------
Net interest income after provision for loan losses         11,138         10,845         10,452
Non-interest income:
     Service charges and fees                                  523            539            484
     Gain on sale of loans - net                                 -             10              -
     Litigation recovery                                       600              -              -
     Other                                                      13             33             93
                                                          --------       --------       --------
                    Total non-interest income                1,136            582            577
                                                          --------       --------       --------
Non-interest expense:
     Salaries and benefits                                   3,589          3,315          3,077
     Net occupancy and furniture/equipment expenses          1,131            990            936
     Data processing services                                  404            424            418
     FDIC insurance                                              2            288            532
     Fidelity loss                                             320              -              -
     Other expense                                           2,016          1,787          1,763
                                                          --------       --------       --------
                    Total non-interest expense               7,462          6,804          6,726
                                                          --------       --------       --------
Income before Federal income tax provision                   4,812          4,623          4,303
Federal income tax provision                                 1,308          1,369          1,366
                                                          --------       --------       --------
Net income                                                $  3,504       $  3,254       $  2,937
                                                          ========       ========       ========

Per share information:
     Net income                                           $   3.96       $   3.68       $   3.32
                                                          ========       ========       ========
     Weighted average shares outstanding                   884,680        884,680        884,680
                                                          ========       ========       ========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In Thousands of Dollars, Except Per Share and Par Value Amounts)

                                                                                              Net Unrealized
                                                                 Common                       Gains (Losses)
                                                                  Stock                        On Securities
                                                              Par Value             Retained       Available   Treasury
                                                                  $1.25   Surplus   Earnings        For Sale      Stock     Total
                                                              ---------   -------   --------   -------------   --------   -------
Balance, January 1, 1994                                         $1,125     3,876    17,701               -       (196)   22,506

Net income                                                            -         -     2,937               -          -     2,937

Cash dividends ($1.05 per share)                                      -         -      (930)              -          -      (930)

Effect of initial adoption of SFAS No. 115, net of tax                -         -         -           1,185          -     1,185

Net unrealized losses on
     securities available for sale, net of tax                        -         -         -          (2,534)         -    (2,534)
                                                                -------     -----    -------         -------      -----   -------
Balance, December 31, 1994                                       $1,125     3,876    19,708          (1,349)      (196)   23,164

Net income                                                            -         -     3,254               -          -     3,254

Cash dividends ($1.15 per share)                                      -         -    (1,018)              -          -    (1,018)

Net unrealized gains on
     securities available for sale, net of tax                        -         -         -             809          -       809
                                                                -------     -----    -------         -------      -----   -------
Balance, December 31, 1995                                       $1,125     3,876    21,944            (540)      (196)   26,209

Net income                                                            -         -     3,504               -          -     3,504

Cash dividends ($1.25 per share)                                      -         -    (1,105)              -          -    (1,105)

Net unrealized gains on
     securities available for sale, net of tax                        -         -         -              66          -        66
                                                                -------     -----    -------         -------      -----   -------
Balance, December 31, 1996                                       $1,125     3,876    24,343            (474)      (196)   28,674
                                                                -------     -----    -------         -------      -----   -------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)

                                                                                              FOR THE YEAR ENDED DECEMBER 31
                                                                                              1996         1995         1994
                                                                                              ----         ----         ----
OPERATING ACTIVITIES:
     Net income                                                                           $  3,504     $  3,254     $  2,937
          Adjustments to reconcile net income to net cash
          provided by operating activities:
          Provision for loan losses                                                            183          365          454
          Depreciation and amortization of investment
               securities, bank premises, leasehold improvements
               and furniture and equipment                                                     485          461          441
          Deferred income tax benefit                                                          (15)         (11)         (40)
          Gain on sales of loans - net                                                          --          (10)          --
          Loss on disposition of real estate                                                   139           21           41
          Increase in interest receivable and other assets                                    (672)        (141)        (651)
          Increase in interest payable and other liabilities                                   365          433          253
          Other                                                                                 --           --           40
                                                                                          --------     --------     --------
                    Net cash provided by operating activities                                3,989        4,372        3,475
                                                                                          --------     --------     --------

INVESTING ACTIVITIES:
     Maturities of securities available for sale                                             4,994       13,241       13,237
     Maturities of mortgage backed securities available for sale                             3,193          510           --
     Maturities of investment securities                                                    17,699        3,633           --
     Purchases of securities available for sale                                            (16,000)     (10,443)      (9,175)
     Purchases of mortgage backed securities available for sale                             (1,956)     (11,944)      (3,952)
     Purchases of investment securities                                                         --      (16,622)     (10,616)
     Net increase in loans                                                                 (23,445)      (6,315)      (6,350)
     Purchases of bank premises, leasehold improvements
          and furniture and equipment - net                                                   (362)        (932)        (231)
     Sales of assets acquired through foreclosure, net                                          48          567          589
                                                                                          --------     --------     --------
                    Net cash used in investing activities                                  (15,829)     (28,305)     (16,498)
                                                                                          --------     --------     --------
FINANCING ACTIVITIES:
     Net increase in non-interest-bearing demand deposits
          and interest-bearing deposits                                                      8,817       30,456       11,835
     Proceeds from Federal funds purchased                                                      --           --        1,900
     Repayment of Federal funds purchased                                                       --       (1,900)          --
     Principal payments on capitalized lease obligation                                        (70)         (63)         (58)
     Dividends paid                                                                         (1,105)      (1,018)        (930)
                                                                                          --------     --------     --------
                    Net cash provided by financing activities                                7,642       27,475       12,747
                                                                                          --------     --------     --------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         $ (4,198)    $  3,542     $   (276)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           $ 14,201     $ 10,659     $ 10,935
                                                                                          --------     --------     --------
 CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $ 10,003     $ 14,201     $ 10,659
                                                                                          --------     --------     --------
 CASH PAID DURING THE YEAR:
      Interest                                                                            $ 11,257     $  9,908     $  6,999
                                                                                          --------     --------     --------
      Federal income taxes                                                                $  1,390     $  1,372     $  1,425
                                                                                          --------     --------     --------
 NON CASH TRANSACTIONS

      Change in unrealized (gains) losses on securities available for sale, net of tax    $    (66)    $   (809)    $  1,349
                                                                                          ========     ========     --------
      Transfers of loans to real estate owned other than bank premises                    $     90     $    310     $    688
                                                                                          ========     ========     --------
      Transfer of securities from available for sale to investment securities             $     --     $     --     $ 45,000
                                                                                          ========     ========     --------

See accompanying notes to consolidated financial statements.

        1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            The First Jermyn Corp. is a bank holding company whose principal subsidiary is The First National Bank of Jermyn (Bank) which operates 6 offices in Lackawanna County, PA. The Bank provides a range of banking services typically associated with a community bank, the most important of which are the taking of deposits and granting of loans to both individuals and corporations within its market area. The Bank faces competition in its market from other depository institutions, some of which are substantially larger than the Bank and from other financial services companies, including mutual funds, mortgage companies, finance companies, and others.

            PRINCIPLES OF CONSOLIDATION AND PRESENTATION

            The accompanying consolidated financial statements of The First Jermyn Corp. and subsidiaries (Company) include the accounts of The First Jermyn Corp., The First National Bank of Jermyn and First of Jermyn Realty Company, Inc. (inactive since inception). All significant intercompany balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

            Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for possible loan losses and real estate owned, management obtains independent appraisals for significant properties to the extent considered practical.

            CASH AND CASH EQUIVALENTS

            For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for periods ranging up to thirty days.

            SECURITIES

            Securities include investment and mortgage-backed securities, corporate bonds and certain equity securities.

            Investments in equity securities that have a readily determinable fair value and investments in debt securities are classified into categories and accounted for as follows:

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

                        - Debt and equity securities not classified in either of the above categories are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity.

            There were no securities classified as "trading" during 1996, 1995, or 1994.

            Premiums and discounts on debt securities are recognized as interest income using a level yield over the period to maturity. Declines in the fair value of individual held-to- maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The specific identification method is used to determine realized gains and losses on sales of securities available for sale.

            LOANS

            Loans are stated net of deferred fees and costs and unearned discount. Loan interest income is accrued using various methods which approximate a constant yield. Loan origination and commitment fees and direct loan origination costs are deferred and recognized over the life of the related loans.

            Non-accrual loans are those on which the accrual of interest has ceased. Loans are placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more unless collateral is sufficient to cover principal and interest and the loan is in the process of collection. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on non-accrual status. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest in accordance with the Company's previously established loan-to-value policies.

            ALLOWANCE FOR LOAN LOSSES

            The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrowers' ability to pay, and other relevant matters.

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

            SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-income Recognition and Disclosures, require that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate, the loans' observable market price, or the fair value of the underlying collateral.

            For purposes of applying the measurement criteria for impaired loans under SFAS No. 114, as amended, the Company excludes large groups of smaller-balance homogeneous loans, primarily consisting of residential real estate loans and consumer loans, as well as commercial, financial, and agricultural loans with balances less than $100,000. For applicable loans, the Company evaluates the need for impairment recognition when a loan becomes non-accrual, or earlier if based on management's assessment of the relevant facts and circumstances, it is probable that the Bank will be unable to collect all proceeds due according to the contractual terms of the loan agreement. The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed previously. Impaired loans are charged-off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

            PREMISES AND EQUIPMENT

            Premises and equipment are stated at cost less accumulated depreciation and amortization. Costs of major replacements, improvements and additions are capitalized. Depreciation expense is computed on the straight line basis over the estimated useful lives of the assets (ranging from 5 to 40 years), or for leasehold improvements, over the life of the related lease if less than the estimated useful life. Accelerated methods are used in depreciating certain assets for income tax purposes.

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

            INCOME TAXES

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

            CUSTOMER LIST

            An intangible asset representing a customer list purchased is stated at cost less accumulated amortization and is included in other assets. Amortization expense is computed on the straight-line basis over the estimated useful life of the asset (seven years).

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

        2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

            The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amounts of those reserve balances approximated $1,209,000 and $1,158,000 in 1996 and 1995, respectively.

        3.  SECURITIES

            The amortized cost and fair value of securities is shown below (in thousands):

                                                                                                           Gross           Gross
                                                                   Amortized        Unrealized        Unrealized            Fair
                                                                        Cost             Gains            Losses           Value
                                                                   ---------        ----------        ----------           -----
            SECURITIES AVAILABLE FOR SALE:
            DECEMBER 31, 1996
                  U.S. Treasury                                      $24,052             $  48            $  (15)         $24,085
                  Marketable  equity                                     150                 -                 -              150
                                                                     -------             -----            ------          -------
                                                                     $24,202             $  48            $  (15)         $24,235
                                                                     =======             =====            ======          =======
            MORTGAGE-BACKED SECURITIES
            AVAILABLE FOR SALE:
            DECEMBER 31, 1996
                  Collateralized mortgage obligations
                              of U.S. government agencies
                              and corporations                       $14,998             $  27            $ (407)         $14,618
                  Mortgage-backed securities                          10,231               175               (18)          10,388
                                                                     -------             -----            ------          -------
                                                                     $25,229             $ 202            $ (425)         $25,006
                                                                     =======             =====            ======          =======
            INVESTMENT SECURITIES HELD
            TO MATURITY:
            DECEMBER 31, 1996
                  U.S. Treasury                                      $39,354             $ 763            $ (102)         $40,015
                  Obligations of states and
                              political subdivisions                  18,273               376               (19)          18,630
                  Corporate obligations                                  200                 4                 -              204
                                                                     -------             -----            ------          -------
                                                                     $57,827            $1,143            $ (121)         $58,849
                                                                     =======             =====            ======          =======
            SECURITIES AVAILABLE FOR SALE:
            DECEMBER 31, 1995
                  U.S. Treasury                                      $13,046            $  179            $    -          $13,225
                  Marketable equity                                      150                 -                 -              150
                                                                     -------             -----            ------          -------
                                                                     $13,196            $  179            $    -          $13,375
                                                                     =======             =====            ======          =======
            MORTGAGE-BACKED SECURITIES
            AVAILABLE FOR SALE:
            DECEMBER 31, 1995
                        Collateralized mortgage obligations
                              of U.S. government agencies
                              and corporations                       $14,353            $   25            $ (476)         $13,902
                        Mortgage-backed securities                    12,113               200                (9)          12,304
                                                                     -------             -----            ------          -------
                                                                     $26,466            $  225            $ (485)         $26,206
                                                                     =======             =====            ======          =======
            INVESTMENT SECURITIES HELD
            TO MATURITY:
            DECEMBER 31, 1995
                        U.S. Treasury                                $56,538            $1,697            $   (7)         $58,228
                        U.S. government agencies                          61                 -                 -               61
                        Obligations of states and
                              political subdivisions                  18,266               394               (10)          18,650
                        Corporate obligations                            202                 3                 -              205
                        Foreign debt                                     250                 -                 -              250
                                                                     -------             -----            ------          -------
                                                                     $75,317            $2,094            $ (17 )         $77,394
                                                                     =======             =====            ======          =======

            During the first six months of 1994, the Bank monitored closely its liquidity position and asset/liability gap position using new modeling techniques. Based on these analyses, the Bank redefined its determination of liquidity needs and identified approximately $45,000,000 of securities (consisting of all municipal bonds, U.S. Treasury securities with maturities generally greater than two years, and various other securities with maturities generally greater than two years) which the Bank believes it has the ability and intent to hold to maturity. As a result, on June 30, 1994, the Bank transferred these securities from the available for sale category to the investment securities held to maturity portfolio at fair value in accordance with Paragraph 15 of SFAS No. 115. The remaining unrealized loss of $349,000, net of tax, continues to be reported as a component of shareholders' equity and is being amortized over the remaining lives of the individual securities as an adjustment to yield. In addition, none of the securities reclassified to the investment securities held to maturity portfolio at June 30, 1994 were subsequently transferred to securities available for sale in connection with the FASB's issuance of its Special Report in November 1995.

            The amortized cost and fair value of securities at December 31, 1996 by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Available-for-sale        Mortgage-backed securities          Held-to-maturity
                                          Amortized                    Amortized                    Amortized
                                            Cost       Fair Value        Cost       Fair Value        Cost            Fair Value
                                            ----       ----------        ----       ----------        ----            ----------
            Within one year                 $23,053       $23,085         $146           $147       $12,197            $12,312
            After one year but
                  within five years             999         1,000          365            372        27,835             28,396
            After five years but
                  within ten years               -             -         1,822          1,809         2,942              3,000
            After ten years                      -             -        22,896         22,678        14,853             15,141
            Marketable equity                   150           150           -              -             -                  -
                                            -------       -------      -------        -------       -------            -------
            Total                           $24,202       $24,235      $25,229        $25,006       $57,827            $58,849
                                            =======       =======      =======        =======       =======            =======

            There were no sales of securities during 1996, 1995, and 1994.

            At December 31, 1996 and 1995, securities with an amortized cost of approximately $27,789,755 and $16,697,161 (fair value of approximately $28,307,248 and $17,429,348), respectively, were pledged to secure public deposits as required or permitted by law.

        4.  LOANS AND REAL ESTATE OWNED OTHER THAN BANK PREMISES

            The following is a summary of the Bank's loan portfolio on December 31, 1996 and 1995 (in thousands):

                                                         1996        1995
                                                         ----        ----
            Real estate - mortgage                    $122,625    $113,334
            Commercial, financial and agricultural      33,042      30,679
            Installment loans                           39,789      28,635
            Real estate-construction                     2,142       1,822
                                                      --------    --------
                  Total loans- gross                  $197,598    $174,470
                                                      ========    ========
            Less Unearned income                           988       1,128


            Allowance for loan losses                    3,111       3,015
                                                      --------    --------
            Net loans                                 $193,499    $170,327
                                                      ========    ========

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

            Presented below are total non-accruing loans of the Bank at December 31, 1996, 1995, and 1994. Also shown is the approximate related amount of interest recorded as income and interest not recorded as income for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                                     1996      1995     1994
                                                     ----      ----     ----
            Non-accrual loans                       $3,080    $1,978    $3,043
                                                    ======    ======    ======
            Interest income recorded                $  114    $   92    $   29
            Interest income not recorded               179       141       258
                                                    ------    ------    ------
                  Total possible interest income    $  293    $  233    $  287
                                                    ======    ======    ======

            At December 31, 1996 and 1995, the Bank had impaired loans totaling approximately $1,808,000 and $1,423,000, respectively, all of which had a related allowance for impairment. At December 31, 1996 and 1995, the allowance for losses on impaired loans totaled $425,000 and $238,000, respectively. The average balance of impaired loans for 1996 and 1995 was $1,931,000 and $1,649,000. There were no charge-offs or recoveries on impaired loans during either 1996 or 1995. The Bank recognizes interest income on impaired loans on a cash basis method. Total interest income recognized on impaired loans for the years ended December 31, 1996 and 1995 totaled $24,000 and $31,000, respectively.

            The following table presents the amounts due the Bank from principal officers, directors and their related businesses in excess of $60,000 as of each December 31. The indebtedness was incurred in the ordinary course of business, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (in thousands):

                                                 Year Ended
                                               1996        1995
                                               ----        ----
            Balance, at beginning of year    $ 2,729     $ 3,418
            Additions                          1,690       1,298
            Repayments                          (685)     (1,987)
                                             -------     -------
            Balance, at end of year          $ 3,734     $ 2,729
                                             =======     =======

            An analysis of real estate owned other than Bank premises for 1996 and 1995 follows (in thousands):

                                                                                        Year Ended
                                                                                      1996      1995
                                                                                      ----      ----
            Balance, at beginning of year                                             $ 296     $ 574
            Transfers from real estate - commercial and real estate loans category       90       310
            Real estate sales                                                           (48)     (567)
            Loss on disposition of real estate                                         (139)      (21)
                                                                                      -----     -----
            Balance, at end of year                                                   $ 199     $ 296
                                                                                      =====     =====

        5.  ALLOWANCE FOR LOAN LEASES

            A summary of the transactions in the Bank's allowance for loan losses is as follows (in thousands):

                                                  1996        1995        1994
                                                  ----        ----        ----
            Balance, January 1                  $ 3,015     $ 2,835     $ 2,849
            Losses charged to allowance            (170)       (274)       (567)
            Recoveries credited to allowance         83          89          99
                                                -------     -------     -------
                                                $   (87)    $  (185)    $  (468)
                                                -------     -------     -------
            Provision charged to operations         183         365         454
            Balance, December 31                $ 3,111     $ 3,015     $ 2,835
                                                =======     =======     =======


        6.  BANK PREMISES, LEASEHOLD IMPROVEMENTS, AND FURNITURE AND EQUIPMENT

            A summary of the Company's bank premises, leasehold improvements and furniture and equipment is as follows (in thousands):

                                                               December 31
                                                            1996        1995
                                                            ----        ----
            Land and buildings                           $ 3,679     $ 3,651
            Land under capitalized lease                     302         302
            Bank premises and leasehold improvements
                  under capitalized lease                  2,217       2,021
            Furniture and equipment                        2,724       2,586
                                                         -------     -------
                        Total at cost                      8,922       8,560
            Less: Accumulated depreciation and
                        amortization                      (3,855)     (3,370)
                                                         -------     -------
            Net bank premises, leasehold improvements
                  and furniture and equipment            $ 5,067     $ 5,190
                                                         =======     =======

        7.  DEPOSITS

            Interest-bearing deposits at December 31, 1996 and 1995 includes NOW accounts of $17,555,000 and 19,177,000, respectively.

            The following table summarizes the maturity distribution of certificates of deposit greater than $100,000 at December 31, 1996 and 1995 (in thousands):

                                                          1996       1995
                                                          ----       ----
            Three months or less                       $11,475    $16,569
            Over three months through twelve months     11,209      8,852
            Over one year through five years             3,417      1,372
                                                       -------    -------
                  Total                                $26,101    $26,793
                                                       =======    =======

            Interest expense approximated $1,527,000, $1,214,000 and $559,000 for certificates of deposit greater than $100,000 in the years ended December 31, 1996, 1995 and 1994, respectively.

        8.  CAPITALIZED LEASE OBLIGATION

            The Bank has capitalized a noncancelable lease for two office buildings which expires in the year 2004. The lease requires payment of property taxes, maintenance costs and insurance on the properties.

            Future minimum payments, by year and in the aggregate, under the capitalized lease obligation are as follows (in thousands):

            1997                                           $   155
            1998                                               155
            1999                                               155
            2000                                               155
            Thereafter                                         565
                                                           -------
            Total minimum lease payments                   $ 1,185
                                                           =======
            Less amount representing interest.                (364)
                                                           -------
            Present value of net minimum lease payments    $   821
                                                           =======

        9.  RETIREMENT PLAN

            The Bank has a noncontributory defined benefit retirement plan which covers all eligible employees. The Bank's plan provides retirement benefits based upon years of service and average compensation during the three years preceding retirement. The Bank's annual funding policy is to contribute an amount that can be deducted for Federal income tax purposes, using an actuarial cost method (Aggregate Cost Method) and assumptions, which differ from those used for financial reporting. Contributions are intended to provide not only for benefits attributable to service to date, but also for those benefits expected to be earned in the future. The contributions for 1996, 1995, and 1994 approximated $186,000, $221,000, and $204,000, respectively.

            The following table sets forth the Bank's plan's funded status as of December 31, 1996 and 1995 and amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994 (in thousands):

                                                                                           December 31
                                                                                         1996        1995
                                                                                         ----        ----
            Projected benefit obligation:
                  Accumulated benefit obligation:
                        Vested benefits                                               $ 3,533     $ 3,062
                        Non-vested benefits                                               284         243
                                                                                      -------     -------
                              Accumulated benefit obligation total                      3,817       3,305
                  Effect of projected future compensation levels                        1,472       1,499
                                                                                      -------     -------
            Projected benefit obligation total                                          5,289       4,804
                                                                                      -------     -------
            Plan assets at fair value                                                   5,649       4,849
            Projected benefit obligation total less than plan assets at fair value        360          90
            Unrecognized net (gain) loss                                                 (313)       (175)
            Unrecognized transaction obligation                                            49          53
            Unrecognized prior service cost                                              (109)         --
                                                                                      -------     -------
            Accrued pension cost included on consolidated balance sheet               $   (13)    $   (32)
                                                                                      =======     =======

            Net pension cost for 1996, 1995 and 1994 included the following components (in thousands):

                                                        1996      1995      1994
                                                        ----      ----      ----
            Service cost                               $ 183     $ 149     $ 167
            Interest cost                                349       310       286
            Actual return on plan assets                (688)     (825)        4
            Amortization of transitional obligation        4         4         4
            Amortization of prior service cost            (7)       --        --
            Asset gain (loss) deferred                   326       531      (299)
                                                       -----     -----     -----
            Net pension cost                           $ 167     $ 169     $ 162
                                                       =====     =====     =====

            In determining the estimated costs of the plan, the weighted-average discount rate used was 7.00%, 7.00%, and 8.06% for 1996, 1995, and 1994 respectively. The weighted-average rate of increase in compensation levels was 4.50%, compounded annually for 1996, 1995, and 1994. The weighted-average expected long-term rate of return on plan assets used in determining net periodic pension cost was 7.50% for 1996, 1995 and 1994 . The plan's assets consist primarily of mutual funds and short-term investments administered by an independent bank.

        10. INCOME TAXES

            The components of federal income tax expense (benefits) are as follows (in thousands)

                           1996        1995        1994
                           ----        ----        ----
            Current     $ 1,323     $ 1,380     $ 1,406
            Deferred        (15)        (11)        (40)
                        -------     -------     -------
                        $ 1,308     $ 1,369     $ 1,366
                        =======     =======     =======

            A reconciliation of the income tax expense in the accompanying statements of income with the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows (in thousands)

                                                                       1996        1995        1994
                                                                       ----        ----        ----
            Tax expense at 34% rate                                 $ 1,636     $ 1,572     $ 1,463
            Interest from tax exempt loans and investments, net        (329)       (204)        (98)
            Other, net                                                    1           1           1
                                                                    -------     -------     -------
            Income tax expense                                      $ 1,308     $ 1,369     $ 1,366
                                                                    =======     =======     =======

            The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 in accordance with SFAS No. 109 are presented below (in thousands):

                                                                                 l996        1995
                                                                                 ----        ----
            Deferred tax assets:
                        Unrealized losses on securities available for sale    $   244     $   278
                        Allowance for loan losses                                 677         716
                        Deferred loan fees                                        277         373
                        Deferred directors fees                                    78          69
                        Fidelity loss                                             109          --
                        Others, net                                               177         166
                                                                              -------     -------
            Total gross deferred tax assets                                     1,562       1,602
                                                                              -------     -------
            Less valuation allowance                                               --          --
            Net deferred tax assets                                             1,562       1,602
                                                                              -------     -------
            Deferred tax liabilities:
                        Depreciation                                              (96)       (125)
                        Prepaid Pension                                           (23)        (16)
                                                                              -------     -------
                        Amortization of customer list                              (1)         --
            Total gross deferred tax liabilities                                 (120)       (141)
                                                                              -------     -------
            Net deferred tax asset                                            $ 1,442     $ 1,461
                                                                              =======     =======

            Based on the Company's current and past taxable history and the anticipated level of future taxable income, management of the Company believes the existing deductible temporary differences will, more likely than not, reverse in future periods in which the Company generates net taxable income. Accordingly, the Company does not believe a valuation allowance is necessary at December 31, 1996. There can be no assurance, however, that the Company will generate any earnings or any specific level of continued earnings.

        11. LITIGATION RECOVERY

            Included in non-interest income in 1996 is a $600,000 gain on a legal settlement. This is a non-recurring transaction with no comparable items in 1995 or 1994.

        12. COMMITMENTS AND CONTINGENT LIABILITIES

            In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments include various commitments to extend credit. At December 31, 1996, approximate unused commitments were as follows (in thousands):

                  Revolving home equity lines    $2,403,000
                  Real estate-mortgages             527,000
                  Standby letters of credit         784,000
                  Other                           3,339,000
                                                 ----------
                        Total                    $7,053,000
                                                 ==========

            The Bank does not anticipate any material losses as a result of its commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of non-performance by the counter party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various collateral to support these commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

            Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluated each customer's creditworthiness on a case by case basis. The amount of collateral, if any, obtained upon extension of credit is based on management's credit evaluation of the borrower. Collateral held usually consists of real estate, but may include securities, property or other assets.

            LEGAL PROCEEDINGS
            In the normal course of business, various legal proceedings are incurred. While it is difficult to predict or determine the ultimate outcome, in the opinion of management, there are no current proceedings against the Company which are expected to materially affect the Company's financial position, operating results and/or liquidity.

            CONCENTRATIONS OF CREDIT RISK
            The Bank considers its primary market area for lending and savings activities to be the Northeastern region of Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial factor in its debtors' ability to honor their contractual obligations is the economic stability of that region.

        13. REGULATORY MATTERS

            The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

            As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

            The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                                  For Capital                Prompt Corrective
                                                          Actual               Adequacy Purposes             Action Provisions
                                                    Amount    Ratio            Amount       Ratio           Amount        Ratio
                                                    ------    -----            ------       -----           ------        -----
            As of December 31, 1996:
                  Total Capital
                     (to Risk Weighted
                     Assets)                   $30,918,000   17.76%      >=$13,927,000    >=8.00%    >=$17,409,000     >=10.00%
                  Tier I Capital
                     (to Risk Weighted
                     Assets)                    28,730,000   16.50%        >=6,964,000    >=4.00%     >=10,446,000     >=6.00%
                  Tier I Capital
                     (to Average Assets)        28,730,000    8.85%       >=12,984,000    >=4.00%     >=16,230,000     >=5.00%

            As of December 31, 1995:
                  Total Capital
                     (to Risk Weighted
                     Assets)                   $28,743,000   17.39%      >=$13,224,000    >=8.00%   >=$16,530,000     >=10.00%
                  Tier I Capital
                     (to Risk Weighted
                     Assets)                    26,665,000   16.13%        >=6,612,000    >=4.00%     >=9,918,000      >=6.00%
                  Tier I Capital
                     (to Average Assets)        26,665,000    8.75%       >=12,190,000    >=4.00%    >=15,237,000      >=5.00%

            National bank regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under this limitation, the payment in any year is limited to the net profits (as defined by the regulations) for that year plus the retained net profits (as defined by the regulations) for the preceding two years. The Company and Bank are also subject to minimum capital levels which could minimize payment of dividends, although the Company and Bank currently have capital levels which are in excess of minimum capital level ratios required. The limit on dividends by the Bank to the Company as of December 31, 1996 was approximately $6,642,000.

            Federal bank laws and regulations prohibit the Bank from extending credit to the Company in excess of its capital and surplus (as defined by the regulations). The Bank limit on extension of credit to the Company was approximately $4,776,000 as of December 31, 1996.

        14. PARENT COMPANY FINANCIAL STATEMENTS - THE FIRST JERMYN CORP.


                  BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995
                            (In Thousands of Dollars)

                                                   1996       1995
                                                   ----       ----
            ASSETS:
                  Investment in subsidiaries    $28,600    $26,134
                  Cash                                2          3
                  Other assets                       72         72
                                                -------    -------
                        Total assets            $28,674    $26,209
                                                =======    =======
            SHAREHOLDERS' EQUITY                $28,674    $26,209
                                                =======    =======


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (In Thousands of Dollars)

                                                 1996        1995        1994
                                                 ----        ----        ----
            EARNINGS OF SUBSIDIARIES:
                  Dividends received          $ 1,105     $ 1,018     $   930
                  Undistributed net income      2,400       2,237       2,011
            OTHER EXPENSES - NET                   (1)         (1)         (6)
            FEDERAL INCOME TAX BENEFIT             --          --           2
                                              -------     -------     -------
            NET INCOME                        $ 3,504     $ 3,254     $ 2,937
                                              =======     =======     =======


                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (In Thousands of Dollars)

                                                                                    1996        1995        1994
                                                                                    ----        ----        ----
            OPERATING ACTIVITIES:
                  Net income                                                     $ 3,504     $ 3,254     $ 2,937
                        Adjustments to reconcile net income to net cash
                        provided by operating activities:
                        Equity in undistributed net income of subsidiaries        (2,400)     (2,237)     (2,011)
                                                                                 -------     -------     -------
                                    Net cash provided by operating activities      1,104       1,017         926
                                                                                 -------     -------     -------
            FINANCING ACTIVITIES:
                  Dividends paid to shareholders                                  (1,105)     (1,018)       (930)
                                                                                 -------     -------     -------
                        Net cash used in financing activities                     (1,105)     (1,018)       (930)
                                                                                 -------     -------     -------
            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (1)         (1)         (4)
            CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             3           4           8
                                                                                 -------     -------     -------
            CASH AND CASH EQUIVALENTS AT END OF YEAR                             $     2     $     3     $     4
                                                                                 =======     =======     =======
            NON-CASH TRANSACTIONS
                  Transfer of other assets between parent and subsidiary         $    --     $    (9)    $     6
                                                                                 =======     =======     =======

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

            LOANS
            Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type: commercial, commercial mortgages, construction, residential mortgages and consumer. The fair value of residential mortgage loans are estimated using quoted market prices for sales of whole loans with similar characteristics such as repricing dates, product type and size. For residential loans that reprice frequently, the carrying amount approximates fair value. The fair value of other types of loans for which quoted market prices are not available is estimated by discounting expected future cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities. The fair value of non-performing loans is based on recent external appraisals. Estimated cash flows, discounted using a rate commensurate with the risk associated with the estimated cash flow are utilized if appraisals are not available.

            DEPOSIT LIABILITIES
            The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, money market and interest-bearing demand deposits and savings deposits, is equal to the amount payable on demand. The fair value of the remaining time deposits is based on the discounted value of the contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with comparable remaining maturities.

            OFF-BALANCE SHEET INSTRUMENTS
            The fair value of off-balance sheet instruments, including commitments to extend credit and stand-by letters of credit, is estimated using the fees currently charged to enter into similar agreements with comparable remaining terms and reflect the present creditworthiness of the counterparties.

            The carrying amount and estimated fair value of the Company's financial instruments are as follows (in thousands):

                                                                                 December 31
                                                                    1996                              1995
                                                         Carrying             Fair         Carrying              Fair
                                                           Amount            Value           Amount             Value
                                                           ------            -----           ------             -----
            Financial assets:
                  Cash and short-term investments        $ 10,003          $10,003          $14,201          $ 14,201
                  Securities available for sale            24,235           24,235           13,375            13,375
                  Mortgage-backed
                        securities available for sale      25,006           25,206           26,206            26,206
                                                                                             26,206
                  Investment securities                    57,827           58,849           75,317            77,394
                  Loans, net                              193,499          193,838          170,327           170,661

            Financial liabilities:
                  Deposits                               $290,115         $290,503         $281,298          $281,797

            The fair values of the Bank's off-balance sheet financial instruments at December 31, 1996 and 1995 are as follows (in thousands):

                                                                                       December 31
                                                                             1996                         1995
                                                                   Contract         Fair        Contract         Fair
                                                                      Value        Value           Value        Value
            Off balance sheet instruments:
                        Commitments to extend credit                 $2,930          $59          $3,980          $80
                        Standby letters of credit                       784           --           1,007           --
                        Other                                         3,339           --           1,010           --

        16. SUBSEQUENT EVENT

            During the first quarter of 1997, the Company discovered certain irregularities allegedly involving an employee. Management has accrued its full estimate of the fidelity loss as of December 31, 1996 in non-interest expense. Management believes that this loss will be recoverable (less a $50,000 deductible) under the Company's Fidelity Bond Insurance Policy. Such recovery, if any, will be recognized in the Company's financial statements when received.

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors of The First Jermyn Corp.:


We have audited the accompanying consolidated balance sheets of The First Jermyn Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Jermyn Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.






Philadelphia, Pennsylvania

February 25, 1997, except as to Note 16
which is as of March 17, 1997